Exhibit 4.26

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

between

CALLIDITAS THERAPEUTICS AB (PUBL)

and

VIATRIS PHARMACEUTICALS JAPAN INC.

TABLE OF CONTENTS

1.	BACKGROUND INFORMATION	1
2.	DEFINITIONS	1
3.	GRANT OF RIGHTS; SUBLICENSING	6
4.	OPTION TO EXTEND THE FIELD	9
5.	THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS	10
6.	COMPETING PRODUCTS	10
7.	JOINT STEERING COMMITTEE	11
8.	DEVELOPMENT	13
9.	COMMERCIALIZATION	15
10.	SUPPLY OF LICENSED PRODUCT BY CALLIDITAS	16
11.	REMUNERATION	20
12.	REPORTS; RECORDS; AUDIT	22
13.	PAYMENT TERMS	22
14.	OWNERSHIP OF INTELLECTUAL PROPERTY	23
15.	NEW DATA AND TERRITORY DOSSIER	24
16.	MAINTENANCE AND PROSECUTION OF PATENTS	24
17.	THIRD-PARTY INFRINGEMENT	25
18.	INFRINGEMENT CLAIMS	26
19.	PATENT EXTENSIONS	26
20.	TRADEMARKS	26
21.	LIMITED WARRANTIES; DISCLAIMER	27
22.	INDEMNIFICATION; LIABILITY	29
23.	INSURANCE	32
24.	CONFIDENTIALITY	32
25.	PUBLIC ANNOUNCEMENTS; USE OF NAMES; PUBLICATION	34
26.	TERM AND TERMINATION	35
27.	FORCE MAJEURE	39
28.	MISCELLANEOUS	39
29.	GOVERNING LAW AND DISPUTE RESOLUTION	40

i

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

THIS LICENSE AGREEMENT (this “Agreement”) is entered into on December 12, 2022 (the “Effective Date”) and made by and between:

(1)	Calliditas Therapeutics AB (publ), corp. reg. no. 556659-9766, with its principal office and address at D5, Kungsbron 1, SE-111 22 Stockholm, Sweden (“Calliditas”) and
(2)

Viatris Pharmaceuticals Japan Inc., a company organized and existing under the laws of Japan, with its principal office and address at Holland Hills Mori Tower, 5-11-2 Toranomon Minato-ku, Tokyo 105-0001, Japan (“Licensee”).

Calliditas and Licensee are hereinafter collectively referred to as the “Parties” and individually a “Party.”

1.	BACKGROUND INFORMATION

1.1Calliditas has developed a pharmaceutical product known as Nefecon®, which consists of a patented oral formulation of budesonide with targeted release to the small intestine.

1.2Licensee is engaged in the research, development and commercialization of pharmaceutical products.

1.3Calliditas Controls the Licensed Patents and related Know-How (each capitalized term as defined below).

1.4Licensee wishes to acquire license rights under the Licensed Technology for the development and commercialization of Licensed Product in the Field in the Territory (each capitalized term as defined below) and to purchase Licensed Product in bulk from Calliditas for resale, and Calliditas is willing to grant such rights and sell such Licensed Product, all in accordance with the provisions of this Agreement.

1.5In view of the above, the Parties agree as follows:

2.	DEFINITIONS

In this Agreement:

2.1“4 mg Capsule” has the meaning given to it Section 5.3.

2.2“Acquirer” means, collectively, with respect to a Change of Control of a Party, the third-party referenced in the definition of Change of Control and such third-party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

2.3“Additional Indication” has the meaning given to it in Section 4.3.

2.4“Adjusted Net Sales” means Net Sales for a relevant period, less deductions for [***].

2.5“Affiliate” means, in relation to a Party, (a) an organization which directly or indirectly controls a Party; (b) an organization which is directly or indirectly controlled by a Party; or (c) an organization which is controlled, directly or indirectly, by the ultimate parent company of a Party. “Control” (and its cognates) is defined for the purposes of (a) to (c) above as owning more than fifty percent

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(50%) of the voting stock of a company or having otherwise the power to determine the financial and the operating policies of or to appoint principal management body or senior management of an organization.

2.6“Applicable Laws” means applicable federal, national, foreign, supranational, state, provincial or local or administrative statute, law, ordinance, rule, code or regulation or orders, injunctions, decrees of any court, administrative agency or similar authority.

2.7“Approval” or “Approved” means, in respect of Licensed Product, approval or having been approved, respectively, by a Competent Authority permitting commercial use of Licensed Product in the Field in the Territory, including without limitation any accelerated or conditional approval.

2.8“Approved Supplier” has the meaning given to it in Section 10.2.

2.9“Arising Product IP” has the meaning given to it in Section 14.1.

2.10“Authorized Generic” means a generic version of a product with identical formulation to a Licensed Product but to be packaged, marketed and promoted without a brand name or under a different name than the name(s) used for Licensed Product.

2.11“Change of Control” means, with respect to a Party, (a) a merger or consolidation involving such Party, as a result of which a third-party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the combined voting power of the outstanding securities or other ownership interests of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction or series of related transactions in which a third-party, together with its Affiliates (determined as of immediately prior to the closing of the first such transaction), becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities or other ownership interests of such Party, or (c) the sale or other transfer to a third-party of all or substantially all of (i) such Party’s and its controlled Affiliates’ assets, or (ii) with respect to Calliditas, its global assets related to the Licensed Product. Notwithstanding the foregoing, (i) the issuance or sale of securities for a Party’s first public offering, (ii) transaction or series of transactions effected for the primary purpose of financing the operations of a Party including the issuance or sale of securities for financing purposes less than a controlling interest, [***] or (iii) changing the form or jurisdiction of organization of a Party, will not be deemed a “Change in Control” for purposes of this Agreement.

2.12“Commercialization Plan” has the meaning given to it in Section 9.2.

2.13“Commercially Reasonable Efforts” means [***].

2.14“Commercial Supply Agreement” has the meaning given to it in Section 10.5.

2.15“Competent Authority” means any governmental authority responsible for granting or recommending Approval for a pharmaceutical product, including the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan, the Food and Drug Administration (FDA) in the US, European Medicine Agency (EMA) and the National Medical Products Administration (NMPA) in China.

2.16“Competing Activities” has the meaning given to it in Section 6.1.

2.17“Competing Product” means any pharmaceutical product (other than Licensed Product) which is either: [***].

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.18“Confidential Information” has the meaning given to it in Section 24.2.

2.19“Control” means with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a right to use such intellectual property right or intangible property and is entitled to grant access to or a license or sublicense of such right or property for a specified scope, use and territory without breaching the terms of any agreement or other arrangement with a third party and without materially increasing its financial obligations to a third-party (other than those assumed by the beneficiary of such grant), in each case subject to Section 5.

2.20“Development Plan” has the meaning given to it in Section 8.2.

2.21“Disclosing Party” has the meaning given to it in Section 24.1.

2.22“Dossier” means the documents filed by Calliditas with Competent Authorities in the United States, China or the European Union for the purpose of obtaining and maintaining an authorization to conduct clinical trials regarding Licensed Product or for the purpose of obtaining and maintaining an Approval for Licensed Product. “Dossier” shall be deemed to include documents filed by licensees of Calliditas with Competent Authorities for such purposes, but only if and to the extent such documents are specifically identified and requested by Licensee and are within Calliditas’ Control.

2.23“EU” means the organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

2.24“Exclusivity Period” means [***].

2.25“Field” means (a) IgAN, and (b) any Additional Indications which are added to the Field in accordance with Section 4.

2.26“First Commercial Sale” means the first arm’s length commercial sale of Licensed Product by Licensee or an Affiliate or permitted sublicensee to a third-party for end use in the Territory after the grant of an Approval for Licensed Product in the Territory. For the avoidance of doubt, supply of Licensed Product (a) without charge or at a price not exceeding cost, if supplied (b) as samples or to patients for compassionate use, named patient use, clinical trials or other similar purposes, shall not be considered a First Commercial Sale.

2.27“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof, or (c) any supranational body.

2.28“IgAN” shall mean IgA nephropathy.

2.29“Improvements” means any improvements, refinements, enhancements or modifications of the Licensed Technology, including any inventions, know-how, results, data, materials, process and other information related to the composition of matter or formulation of, or method of making or using Licensed Product.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.30“Indication” means each disease, disorder, medical condition or patient population that a pharmaceutical product is intended to treat, prevent, cure, diagnose, or ameliorate, or that is the subject of a clinical trial, the data and results of which clinical trial (if successful) are intended to be used to support a regulatory submission seeking Approval to use such pharmaceutical product with labeling within the indications section of the label relevant to usage in such disease, disorder, medical condition or patient population. “Indicated for” has a correlative meaning.

2.31“Infringement Claim” has the meaning given to it in Section 18.1.

2.32“IMPs” means Licensed Product and/or placebos of Licensed Product to be used in clinical trials as investigational medicinal products, to be either provided as primary packed bright stock in the commercial primary packaging used by Calliditas or as bulk.

2.33“IMP Supply Agreement” has the meaning given to it in Section 10.4.

2.34“IND” means an investigational new drug application or similar application which is required to commence clinical trials in humans of a pharmaceutical product submitted to a Competent Authority.

2.35“Indemnified Party” has the meaning given to it in Section 22.3.

2.36“Indemnitees” has the meaning given to it in Section 22.1.

2.37“Initial Royalty Term” has the meaning given to it in Section 11.3.2.

2.38“JSC” has the meaning given to it in Section 7.1.

2.39“Know-How” means scientific, technical and other information that is not in the public domain, including proprietary concepts, data, designs, developments, discoveries, ideas, inventions, processes, research materials, research results, and techniques (whether or not patentable or copyrightable), which is Controlled by Calliditas or its Affiliates as of the Effective Date or during the Term, and which is necessary or reasonably useful for Licensee’s development or commercialization of Licensed Product in the Field in the Territory.

2.40“Licensed Patent(s)” means: (i) all patent applications and patents that are Controlled by Calliditas or its Affiliates as of the Effective Date or during the Term, which (a) claim the composition of matter or formulation of, or method of making or using, Licensed Product, and (b) have been or can be applied for or granted in the Territory. Licensed Patents granted or published as of the Effective Date are listed in Appendix 1, which Appendix shall be updated from time to time by Calliditas or upon request by Licensee, and Licensed Patents shall include any and all patents and patent applications in the Territory issuing or claiming priority from therefrom, including all continuations, continuations-in-part, divisions, extensions, registrations, reissues, renewals, and revalidations thereof.

2.41“Licensed Product” means Calliditas’ proprietary formulation of budesonide, including as described in Appendix 2, [***].

2.42“Licensed Technology” means the Licensed Patents and the Know-How.

2.43“Losses” has the meaning given to it in Section 22.1.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.44“Major Market” means any one or more of the following: [***].

2.45“Milestone Event” has the meaning given to it in Section 11.2.1.

2.46“Milestone Payment” has the meaning given to it in Section 11.2.1.

2.47“NDA” means new drug application, i.e., an application for Approval by a Competent Authority permitting commercial use of a pharmaceutical product in an Indication in the Field in the Territory.

2.48“NHI” means the National Health Insurance in Japan.

2.49“Net Sales” means [***].

2.50“New Data” means, in respect of Licensed Product, all data, information, or results generated in the performance of any preclinical studies (including pharmacological and toxicological studies), clinical studies, or chemistry, manufacturing, control and analytical studies in respect of Licensed Product conducted by or on behalf of Licensee or its Affiliates in the course of carrying out the development and commercialization of Licensed Product in accordance with this Agreement.

2.51[***].

2.52“Post-Manufacturing Processing” means the processing of Licensed Product after delivery to Licensee or its delegate by Calliditas under the Supply Agreements, including packaging, labeling, testing and warehousing.

2.53“Product Data” means in respect of Licensed Product, all data, information or results generated in the performance of any clinical studies, preclinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies in respect of Licensed Product conducted by or on behalf of Calliditas or its Affiliates before the Effective Date or during the Term and included in a Dossier.

2.54“Prosecution” has the meaning given to it in Section 16.1.

2.55“Qualifying Supply Failure” has the meaning given to it in Section 10.9.

2.56“Recipient” has the meaning given to it in Section 24.1.

2.57“Regulatory Documentation” has the meaning given to it in Section 8.8.

2.58“Regulatory Exclusivity” means, with respect to Licensed Product in the Territory, any exclusive marketing right, data protection or other exclusive right, other than a patent right, conferred by any Competent Authority or otherwise under Applicable Laws with respect to Licensed Product in the Territory, including new drug exclusivity, new Indication or use exclusivity, pediatric exclusivity or orphan drug exclusivity.

2.59“Regulatory Plan” has the meaning given to it in Section 8.7.

2.60“Pharmacovigilance Agreement” has the meaning given to it in Section 8.12.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.61“Phase II Clinical Trial” means a clinical trial of Licensed Product conducted in patients with the disease or condition under study to evaluate the effectiveness of Licensed Product, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), or equivalent law or regulation in regulatory jurisdictions outside the U.S.

2.62“Senior Executives” means the CEO of Calliditas and the JANZ Regional President of Licensee.

2.63“Supply Agreements” means the IMP Supply Agreement and the Commercial Supply Agreement.

2.64“Supply Failure” has the meaning given to it in Section 10.8.

2.65“Term” has the meaning given to it in Section 26.1.

2.66“Territory” means Japan.

2.67“Territory Development Activities” has the meaning given to it in Section 8.1.

2.68“Territory Dossier” means the documents filed by or on behalf of Licensee, its Affiliates or permitted sublicensees with Competent Authorities in the Territory for the purpose of obtaining and maintaining an authorization to conduct clinical trials regarding Licensed Product or for the purpose of obtaining and maintaining an Approval for Licensed Product in the Territory.

2.69“Third-Party License” has the meaning given to it in Section 11.5.

2.70“TLFs” has the meaning give to it in Section 26.3.

2.71“Trademark(s)” has the meaning given to it in Section 20.2.

2.72“USD” means the United States Dollar.

3.	GRANT OF RIGHTS; SUBLICENSING

3.1Subject to the terms and conditions of this Agreement, Calliditas hereby grants to Licensee an exclusive (also in relation to Calliditas and its Affiliates), royalty-bearing, non-transferrable (except as set forth in Section 28.1), sublicensable (subject to Section 3.5 below) right and license, under the Licensed Technology, to research, use and have used, develop and have developed, improve and have improved, import and have imported, distribute and have distributed, purchase for resale, sell and have sold, and otherwise commercialize the Licensed Product in the Field in the Territory (including packaging, labeling, and testing), provided that Licensee is granted no right to, and shall not, modify the Licensed Product, except if (a) necessary for the Approval of the Licensed Product in the Field in the Territory, or (b) the development program for such modification of the Licensed Product is included in a Development Plan reviewed and recommended by the JSC. Licensee may, under the license granted by this Section 3.1, conduct its permitted activities with respect to research, development, improvements, purchase for resale, and Post-Manufacturing Processing, both within and outside of the Territory, though Licensed Product may be commercialized, distributed and sold by Licensee only within the Territory.

3.2In the event that, during the Term, Calliditas is granted or publishes an application for a patent Controlled by Calliditas that claims the composition of matter or formulation of, or method of making

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

or using, Licensed Product, it shall notify Licensee of such grant or publication. In such a case, or should Licensee notify Calliditas of a patent or published patent application Controlled by Calliditas with such claims, Appendix 1 shall be updated to include such patent or patent application. Notwithstanding any provision of this Agreement to the contrary, Licensed Patents for jurisdictions other than the Territory shall be included in the license grant under Section 3.1 solely for the purposes of applying for a counterpart patent in the Territory to the extent permitted under Section 16 and conducting the permitted activities under Sections 3.1 and 3.4 and the Supply Agreements.

3.3Further, subject to the terms and conditions of this Agreement, Calliditas hereby grants to Licensee an exclusive (also in relation to Calliditas and its Affiliates), non-transferrable (except as set forth in Section 28.1), sublicensable (subject to Section 3.5 below) right and license to use and reference the Dossier and the Product Data, in each case, Controlled by Calliditas or its Affiliates, solely for the purpose of obtaining relevant Approvals for Licensed Product in the Field in the Territory. The right of use and reference concerning portions of the Dossier containing manufacturing trade secrets proprietary to Calliditas shall be exercised in a manner that preserves the confidentiality of such trade secrets, even as to Licensee, without limitation on the provisions of the Supply Agreements.

3.4Notwithstanding the foregoing, Calliditas and its Affiliates retain the rights to develop and have developed, and manufacture and have manufactured Licensed Product and its active pharmaceutical ingredient in the Territory but solely for use outside the Territory, and (without limitation on the provisions of the Supply Agreements) the exclusive right to manufacture and have manufactured Licensed Product for use in the Territory. For the avoidance of doubt, the Supply Agreements will include rights for Licensee to conduct Post-Manufacturing Processing, inside and outside the Territory.

3.5Licensee shall be entitled to grant sublicenses of its rights under this Agreement to its Affiliates (however, only for as long as they remain Affiliates of Licensee) upon written notice to Calliditas, and to other third parties with the prior written consent of Calliditas, which shall not be unreasonably conditioned, delayed or denied, in each case provided that:

(a)[***];

(b)[***];

(c)[***];

(d)within [***] after the grant of any sublicense, Licensee shall provide to Calliditas a true copy of such sublicense; the Licensee may redact information not pertaining to the Licensee’s obligations under this Agreement, such as information on products other than Licensed Product, or sensitive business information of the sublicensee that do not pertain to Licensee’s obligations under this Agreement; and

(e)Licensee shall be responsible for any breach of the sublicense by the sublicensee, as if the breach had been that of Licensee under this Agreement, and Licensee shall indemnify Calliditas against any claims, costs, damages, expenses, or losses that are awarded against or suffered by Calliditas as a result of any such breach by the sublicensee, all pursuant to Section 22.

3.6Notwithstanding anything to the contrary, Licensee shall have the right to engage subcontractors to perform services for Licensee, its Affiliates, and its permitted sublicensees in the course of its or their development and/or commercialization of Licensed Product in the Field and Territory; provided that [***].

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.7Know-How Transfer.

(a)Beginning promptly after the Effective Date, Calliditas will provide to Licensee, in the format in which it is held by Calliditas or its Affiliates, access to or copies of Know-How in the possession of Calliditas or its Affiliates that is necessary or reasonably useful for Licensee to engage in the activities provided for and perform its obligations under this Agreement, provided that no information relating to manufacture of Licensed Product shall be required to be provided pursuant to this Section 3.7. The disclosure of such Know-How shall be made on a timely basis, so that Licensee’s activities are not delayed; in particular, documents held by Calliditas or its Affiliates shall be provided no later than [***] after the date specified by decision of the JSC. Licensee will honor and not seek to circumvent any restrictions on the disclosure of the Know-How arising from obligations imposed on Calliditas by any applicable regulatory agency, such as blinding agreements. In the event such obligations prevent Calliditas from transferring some part of the Know-How to Licensee, Calliditas shall (i) transfer all aspects of the Know-How which are not covered by such obligations as described in this Section 3.7, and (ii) transfer all aspects of the Know-How which are covered by such obligations as soon as possible in compliance with Calliditas’ legal and regulatory obligations. For the avoidance of doubt, Licensee acknowledges and agrees that Know-How shall be deemed to be Confidential Information and Licensee shall only disclose the Know-How to its employees, contractors, agents and sublicensees who have a bona fide reason to use and access the Know-How and that such Know-How shall be kept in strict confidence.

(b)During the Term, Calliditas shall provide to Licensee full and prompt disclosure, through the JSC or otherwise upon request of Licensee for good cause shown, of any Know-How (excluding Know-How relating to manufacture of Licensed Product) that becomes Controlled by and into the possession of Calliditas or any of its Affiliates after the Effective Date and that is necessary or reasonably useful for Licensee to conduct its activities or exercise its rights as contemplated hereunder, in the format in which it is held by Calliditas or its Affiliates.

(c)If necessary or reasonably useful for further permitted development or commercialization of Licensed Product in the Territory, and solely on request of Licensee, Calliditas shall in the ordinary course of business (and subject to the availability of personnel) re-arrange, re-format, compile, correct, or otherwise undertake secondary review of any Know-How to be provided by Calliditas to Licensee hereunder so that it is sufficiently understandable and useable for a reasonable third-party in the position of Licensee. In the event that Licensee properly identifies any additional Know-How (excluding Know-How relating to manufacture of Licensed Product) required to be provided by Calliditas and that has not been provided, Licensee may provide notice to Calliditas and Calliditas shall provide such Know-How to Licensee as soon as practicable, but no later than [***].

(d)During the Term of the Agreement, Calliditas shall provide such further reasonable consultation and assistance in the ordinary course of business (and subject to the availability of personnel) to Licensee as reasonably requested by Licensee in order to perfect the transfer set forth in Section 3.7(a).

(e)Licensee shall, promptly after Licensee or its Affiliates has come into the possession of the same, provide to Calliditas a summary report of the topline results in any clinical trial(s) conducted by Licensee and, upon Calliditas’ reasonable request, any further data and information arising from clinical trial(s) conducted by Licensee or other development activities in connection with Licensed Product. Licensee shall further disclose to Calliditas through the JSC, or otherwise upon request by Licensee, all newly-arisen know-how within the Arising Product IP.

(f)All documentation required to be provided by Calliditas to Licensee under this Agreement may be provided in English. It shall be the responsibility of Licensee to have any such

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

documentation translated into Japanese at Licensee’s expense to the extent required for use in the Territory or to the extent preferred by Licensee.

(g)Calliditas shall not be obligated to provide information relating to [***], unless such disclosure is required for Calliditas to meet its obligations or Licensee to exercise its rights under Sections 3.1, 3.3, 3.4, 8.7, 10, and 22.2 of this Agreement or the Supply Agreements. Disclosures requested by Licensee for the purposes of complying with disclosure requirements of a Governmental Authority may be made by Calliditas through direct disclosure on a confidential basis (even as to Licensee) to such Governmental Authority, if acceptable to the Governmental Authority, or to a designated representative of Licensee (such as a contract manufacturer) who enters into a confidentiality agreement with Calliditas reasonably acceptable to Calliditas. If disclosure to Licensee is necessary, Licensee agrees that such information shall be deemed to be Confidential Information and to disclose such information strictly on a need-to-know basis.

3.8Calliditas hereby grants to Licensee an exclusive license to market an Authorized Generic version of a Licensed Product in the Territory, provided that Licensee agrees that [***].

3.9Except for the license and option expressly granted under Section 3 and Section 4, Calliditas reserves all its rights in Licensed Product, the Licensed Technology, the Dossier, and the Product Data. Without prejudice to the generality of the foregoing, Calliditas grants no rights to any intellectual property other than the Licensed Technology and reserves all rights under the Licensed Technology outside the Field (but subject to Section 4) and the Territory.

3.10All rights and licenses granted under or pursuant to this Agreement from Calliditas to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code (the “U.S. Bankruptcy Code”) or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

4.	OPTION TO EXTEND THE FIELD

4.1If and when Calliditas decides, in its sole discretion, to initiate, or to authorize a third-party to initiate, a registrational clinical study to develop and pursue another Indication for Licensed Product [***], or to develop and commercialize Licensed Product in another Indication using intellectual property and/or rights of reference Controlled by Calliditas (each, an “Other Indication”), Calliditas shall promptly give Licensee written notice thereof, together with a global development plan describing Calliditas’ plan for the development of Licensed Product in such Indication. For the avoidance of doubt, an expansion of the Indication or an Additional Indication (as defined below), [***], shall be deemed included in the pre-existing license for such Indication or Additional Indication, without negotiation or additional cost to Licensee.

4.2Subject to the terms and conditions of this Agreement, Licensee shall have an exclusive option to extend the Field in the Territory to also include Other Indication(s) in the Field. If Licensee wishes to exercise the option granted in this Section 4.2, Licensee shall give written notice thereof to Calliditas within [***] after Calliditas’ notice in accordance with this Section 4.2.

4.3If Licensee timely exercises the option granted in Section 4.2 above, the additional Indication covered by such option shall thereafter be included in the definition of Field and referred to as an “Additional Indication.” If Licensee chooses not to exercise its option or if Licensee does not give such notice within the time stipulated, the exclusive option in Section 4.2 shall lapse. Notwithstanding the failure of Licensee to exercise the option granted in Section 4.2 above, Calliditas shall not, and shall not authorize

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

a third-party to, directly or indirectly develop or commercialize in the Territory: (i) a Licensed Product for the Additional Indication or an Other Indication; or (ii) a Competing Product (including conducting any clinical trial other than as permitted by this Agreement to support a regulatory submission seeking approval from a Competent Authority for the Territory of [***].

5.	THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS

5.1If there is a Change of Control of a Party during the Term, such Party will be deemed not to Control any patents, patent applications, know-how or other intellectual property rights owned or controlled (prior to the closing of such Change of Control or at any time thereafter) by the Acquirer of such Party, unless such Party (a) has in-licensed any such intellectual property rights from the Acquirer prior to the closing of such Change of Control, and (b) Controls such intellectual property rights.

5.2Calliditas will be deemed not to Control any patents, patent applications, know-how or other intellectual property rights owned or controlled by Calliditas’ licensees for Licensed Product (other than Licensee), including intellectual property rights relating to Additional Indications or Licensed Product, unless (a) such licensees have granted Calliditas sublicensable rights under such intellectual property rights, and (b) Licensee agrees in writing to accept such a sublicense and assume and comply with any applicable restriction or obligation imposed by such licensees, including any payments due to such licensees to the extent attributable or properly allocated (in Calliditas’ reasonable discretion) to the Territory or otherwise triggered by the grant of such sublicense to Licensee.

5.3In the event that, after the Effective Date, (a) Calliditas or its Affiliates acquire any patents, patent applications, know-how or other intellectual property rights (other than those subject to Section 5.2), or (b) an entity (other than an Acquirer) becomes an Affiliate of Calliditas, which entity owns or controls patents, patent applications, know-how or other intellectual property rights; and in each case of (a) and (b), (i) such intellectual property rights would constitute Licensed Technology if deemed to be Controlled by Calliditas or its Affiliates, and (ii) Calliditas or its Affiliate or such entity owes payments or is subject to other restrictions or obligations in respect of such intellectual property rights, Calliditas shall notify Licensee of the existence of such restrictions or obligations. Licensee shall have the right to decline a license under the applicable intellectual property rights or, if Licensee so notifies Calliditas within [***] after receipt of the notice from Calliditas, take such license, provided that if Licensee elects to take such a license, Licensee will be obliged to pay Calliditas [***] by reason of Licensee’s use of such intellectual property rights, [***], and to enter into a separate agreement with Calliditas or its Affiliates sufficient to enable Calliditas and its Affiliates to comply with the applicable restrictions or obligations owed with respect to Licensee’s use of such intellectual property rights in the Territory. Unless and until the Licensee elects to take such a license and executes such separate agreement with Calliditas or its Affiliates, the relevant intellectual property rights shall be deemed not to be Controlled by Calliditas or its Affiliates and shall be excluded from the definitions of “Licensed Patents”, “Know-How” and “Licensed Technology” for all purposes. Subject to the foregoing, [***].

6.	COMPETING PRODUCTS

6.1During the Term of this Agreement, Licensee shall not, either by itself or with an Affiliate or a third-party: [***] (the “Competing Activities”). Licensee shall notify Calliditas promptly if it commences any Competing Activities in the Territory, by itself or with an Affiliate or third-party. [***].

6.2For the avoidance of doubt, any alleged breach of this Section 6 shall be escalated to the Senior Executives. The Senior Executives shall meet within [***] and attempt to resolve the matter in good faith. If the Senior Executives do not reach agreement on such matter within [***] after their first meeting,

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Calliditas may give notice of its intention to terminate this Agreement pursuant to Section 26.2.1, but with a non-extendable cure period reduced to [***].

7.	JOINT STEERING COMMITTEE

7.1Within [***] after the Effective Date, Calliditas and Licensee shall form a joint steering committee (the “JSC”), which will be comprised of an equal number of representatives from Calliditas and Licensee. No later than [***] after the Effective Date, each Party shall designate up to [***] representatives to serve on the JSC, identifying one (1) of its representatives to act as co-chair, representing that Party. In addition, each Party shall designate a project leader or alliance manager to act as the primary day-to-day contact for that Party in relation to activities under this Agreement, who shall not be a JSC representative but may attend the JSC meetings and bring issues to the JSC’s attention. Each Party may from time to time change its representatives on the JSC or the project leader or alliance manager by notifying the other Party with the name of its new representative, project leader or alliance manager. The JSC shall continue to exist until the Parties mutually agree to dissolve it.

7.2The JSC shall be responsible for overseeing the development and commercialization of Licensed Product in the Field in the Territory, serve as a forum for information exchange for the development and commercialization of Licensed Product outside the Territory (solely if and to the extent relevant for development or commercialization of Licensed Product in the Territory), and monitor and provide overall strategic oversight of the activities under this Agreement. The JSC’s responsibilities include the following:

(a)discuss the overall strategy regarding Approval of Licensed Product in the Territory;

(b)review and recommend the Development Plan, Regulatory Plan, and Commercialization Plan, and any modifications and variations thereto proposed or requested by a Party;

(c)coordinate the activities of the Parties pursuant to the Development Plan, Regulatory Plan, and Commercialization Plan;

(d)monitor the progress of the activities carried out in accordance with the Development Plan, Regulatory Plan, and Commercialization Plan;

(e)discuss the state of the markets for Licensed Product in the Territory, including opportunities and issues concerning the commercialization of Licensed Product;

(f)discuss the marketing and promotional strategy, product positioning and key marketing messages;

(g)discuss corporate communications regarding Licensed Product in the Territory with respect to any recall or material safety event in relation to Licensed Product;

(h)discuss responsibilities and strategy in relation to filing, prosecution and maintenance of any potential Arising Product IP;

(i)discuss any matters relating to the supply of Licensed Product for the Territory which may be escalated to the JSC as provided in the Supply Agreements; and

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(j)perform such other functions as are expressly delegated to it under this Agreement or as the Parties agree in writing.

7.3The JSC shall have an organizational meeting by telephone or video conference promptly after its members are selected and shall thereafter meet (either in person or by telephone or video conference) on a regular basis and at least once [***]. In the event that an issue arises which requires the attention of the JSC prior to the next regularly scheduled JSC meeting, a JSC meeting may be held prior to the next regularly scheduled JSC meeting with the mutual consent of the Parties, and neither Party will unreasonably withhold or delay its consent to hold any such additional JSC meeting. Each Party shall bear all travel and related costs or expenses for its representatives’ attendance at the JSC’s meetings. At each meeting of the JSC, Licensee shall provide the JSC with an update regarding the work performed by or on behalf of itself with respect to the development and commercialization of Licensed Product in the Territory since the last meeting. Either Party may invite, at its cost and expense, subject matter experts or other relevant personnel to attend any meeting of the JSC, provided that such participants are bound under written obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement.

7.4The quorum for a meeting of the JSC shall be [***] individuals, [***] representing each Party. No valid meeting of the JSC may be held unless a quorum is present and all Parties have received not less than [***] notice of the meeting or otherwise waived, in writing, such notice period for the applicable meeting.

7.5A representative of Licensee shall act as the secretary for each meeting. Minutes shall be kept at all meetings of the JSC and such minutes shall be circulated for approval within [***] after the meeting.

7.6The Parties shall follow the recommendations of the JSC, subject to the conflict resolution framework set forth in this Section 7.6. The JSC shall endeavor to make recommendations by consensus. If the JSC identifies a matter which is causing or is reasonably expected to give rise to conflict between the Parties, the matter may, at the request of either Party, be referred to the Senior Executives for resolution. The Senior Executives shall meet within [***] and attempt to resolve the matter in good faith. If the Senior Executives do not reach agreement on such matter within [***] after the date on which the matter is referred to them, then such matter shall be resolved in accordance with the following:

(a)[***] shall have final decision-making authority with regard to [***];

(b)[***] shall have the final decision-making authority with respect to [***].

(c)[***] shall have the final decision-making authority with respect to matters [***] or the decision-making procedures in the Supply Agreements, if applicable.

7.7Neither Party may exercise its decision-making authority under Section 7.6 in a manner that is contrary to this Agreement or would require the other Party to perform an act that would violate any Applicable Laws. In particular, the final decision-making authority granted to [***]. The JSC’s authority shall be limited to those matters expressly delegated to it in this Agreement, and such decisions shall be made by consensus or escalated as described in Section 7.6. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. In addition, the JSC shall have no right, power or authority: (a) to interpret, modify, amend, or waive compliance with any provision of, or any right or remedy under, this

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Agreement; (b) to determine whether or not a Party has complied with any of its obligations under this Agreement; (c) to determine any issue in a manner that would conflict with the express terms of this Agreement; or (d) to make any decision or approve any matter that is expressly stated to require the mutual agreement or mutual written agreement of the Parties or the written consent or written approval of a Party or of both Parties.

8.	DEVELOPMENT

8.1Licensee shall use Commercially Reasonable Efforts to develop Licensed Product in the Field in the Territory and to obtain, support, and maintain Approval and [***] of Licensed Product in the Field in the Territory (“Territory Development Activities”), at its sole cost and expense. Licensee shall perform all Territory Development Activities (a) in good scientific and clinical manner, (b) in compliance with Applicable Laws, and (c) within the scope of the license granted to Licensee hereunder. For the avoidance of doubt, Territory Development Activities shall not include activities directed towards modifications of the composition or specifications of, or the manufacturing, testing and release methods for, the Licensed Product, other than the development by or for the Licensee and at the Licensee’s expense of any analytic or testing procedures that are required for the Approval or commercialization of the Licensed Product in the Territory.

8.2As soon as reasonably possible, but no later than [***], Licensee shall prepare, and submit to the JSC for its review and recommendation, a plan for the Territory Development Activities, which describes in reasonable detail the planned activities and timelines for the Territory Development Activities (the “Development Plan”); provided that, should Licensee be unable to provide the Development Plan by such time by reason of a failure on the part of Calliditas to timely provide any duly-requested Know How, the time for the submission of the Development Plan to the JSC shall be adjusted accordingly by the JSC to reflect the reasonable time required to complete the Development Plan. Any Territory Development Activities conducted by Licensee under this Agreement on Licensed Product shall be conducted pursuant to the Development Plan. The Development Plan shall be focused on efficiently obtaining Approval for Licensed Product in the Field in the Territory. [***], Licensee shall submit to the JSC a report on the implementation of the Development Plan, describing in reasonable detail (a) the past, current, and projected activities taken or planned to be taken by Licensee in accordance with the Development Plan, at a level of detail reasonably sufficient to enable Calliditas to determine Licensee’s compliance with its diligence obligations, and (b) any modifications of the Development Plan. Licensee will consider in good faith any comments from Calliditas on the Development Plan, such comments to be made through the JSC.

8.3Licensee shall be responsible for conducting all development activities including clinical trials with respect to Licensed Product in the Territory that are required for obtaining or maintaining Approval and [***] of Licensed Product in the Field in the Territory. Licensee shall be responsible for all of its costs and expenses for the Territory Development Activities, and for any costs and expenses of Calliditas and its Affiliates that Licensee has committed to pay or reimburse in the Development Plan.

8.4Licensee shall not, without the express written consent of Calliditas, modify the Licensed Product in a manner which [***].

8.5Notwithstanding any other provision of this Agreement, Licensee (and its Affiliates and third parties authorized or assisted by Licensee) shall not [***].

8.6Licensee shall maintain complete, current and accurate records of all Territory Development Activities, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work performed and results achieved in the performance of such activities

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

in good scientific manner appropriate for regulatory and patent purposes. Each Party shall keep the other Party reasonably informed through the JSC regarding the progress of the development and any interactions with Competent Authorities in the Territory and outside the Territory.

8.7Licensee shall be responsible for formulating and implementing a regulatory plan in connection with the Territory Development Activities (the “Regulatory Plan”), which shall include: [***]. Any regulatory activities conducted by Licensee under this Agreement on Licensed Product shall be conducted pursuant to the Regulatory Plan. Calliditas shall provide all information within its Control and any consultation, in each case as is reasonably necessary for Licensee to respond to inquiries from PMDA or other applicable Governmental Authorities in the Territory, including, without limitation, information and consultation regarding clinical studies conducted by Calliditas, its Affiliates and licensees, such information to be provided either to Licensee or, if necessary to preserve the confidentiality of manufacturing procedures and other trade secrets and allowed under Applicable Laws, to the applicable Governmental Authority.

8.8Licensee shall be the marketing authorization holder for Licensed Product in the Field in the Territory. Licensee shall be responsible, [***], for preparing all submissions, documents or other correspondence submitted to Competent Authorities with respect to Licensed Product in the Field in the Territory (collectively, the “Regulatory Documentation”). Calliditas shall have the right to review and comment on all substantive Regulatory Documentation prepared by Licensee, and Licensee shall reasonably consider Calliditas’ comments in good faith with respect to such Regulatory Documentation. Licensee shall promptly notify Calliditas of all material questions or inquiries as well as any material correspondence that it receives or plans to submit to a Competent Authority in the Territory and shall promptly provide Calliditas with a full copy (which may be wholly or partly in electronic form) of the same. Promptly following receipt of any Approval or other decision on Regulatory Documentation from a Competent Authority relating to Licensed Product, Licensee also shall furnish Calliditas with copies of the same. Upon Licensee’s reasonable request and in the ordinary course of business (and subject to the availability of personnel), Calliditas will cooperate to assist Licensee in its efforts to timely prepare and submit any Regulatory Documentation and complete other activities under the Regulatory Plan to obtain, support, or maintain Approvals for Licensed Product, including preclinical packages, IND and NDA filings. In addition, Calliditas shall make its regulatory personnel reasonably available to Licensee for consultation between the regulatory teams of the Parties, and Licensee shall reimburse Calliditas for the documented out-of-pocket expenses reasonably incurred in connection with travel and accommodation as requested by Licensee for Calliditas to provide such consultation. Copies of any Approval or other decision on Regulatory Documentation that are in Japanese shall be submitted to Calliditas with an English translation, and Regulatory Documentation prepared in Japanese and submitted to Calliditas for review shall be submitted with an English language translation or synopsis sufficient to permit Calliditas to comment thereon; such translations or synopses shall be prepared [***].

8.9In addition, [***] of post-Approval stability studies, Regulatory Documentation (updates, annual review/reports), product maintenance (continued process verification, new supplier assessments), in each case either (i) as requested by [***] by notice or as required by Competent Authority in the Territory but not by Competent Authorities outside the Territory, or (ii) on a pro rata basis if required by Competent Authorities both in and outside the Territory.

8.10Licensee shall not, and shall cause its Affiliates and third-party sublicensees not to, take any action in connection with preparing, filing, obtaining and maintaining (a) Approval for Licensed Product outside the Territory, and (b) the [***] or orphan status (where applicable) for Licensed Product outside the Territory. Calliditas shall not, and shall cause its Affiliates and licensees (other than Licensee) not to, take any action in connection with preparing, filing, obtaining and maintaining (a) Approval for

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Licensed Product in the Territory, and (b) the [***] or orphan status (where applicable) for Licensed Product in the Territory.

8.11Licensee shall provide Calliditas with reasonable advance notice, including relevant documentation, of all substantive meetings with the Competent Authorities in the Territory pertaining to Licensed Product, or with as much advance notice as practicable under the circumstances. Licensee otherwise shall use Commercially Reasonable Efforts to permit Calliditas to have, at Calliditas’ expense, [***] of Calliditas attend, solely as non-participating observers, substantive meetings with the Competent Authorities within the Territory pertaining to Licensed Product; provided, however, that if required by the Competent Authority or Licensee and not requested by Calliditas, a representative of Calliditas shall attend such meeting and Calliditas’ costs and expenses associated with such attendance shall be [***]. Licensee shall promptly furnish Calliditas with relevant pre-meeting documentation and copies of minutes of all meetings with a Competent Authority in the Territory relating to Licensed Product, accompanied by an English translation or synopsis [***].

8.12As promptly as practicable following the execution of a Supply Agreements for clinical or commercial supply of Licensed Product, but in no event later than [***] thereafter (or such longer period as may be mutually agreed by the Parties), Licensee and Calliditas will negotiate and agree upon safety data exchange procedures in a separate pharmacovigilance agreement (the “Pharmacovigilance Agreement”) and Licensee shall not in any event sell or administer a Licensed Product to any human prior to the execution of the Pharmacovigilance Agreement. Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, procedures for participation in the global safety database, and product quality and product complaints involving adverse events, sufficient to permit each Party and its Affiliates and partners or (sub-)licensees to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements. In the event of any conflict or inconsistency between this Agreement and the Pharmacovigilance Agreement with respect to: (a) safety-related matters, the Pharmacovigilance Agreement shall prevail; and (b) any other matter, this Agreement shall prevail. Unless otherwise agreed by the Parties, Calliditas shall be responsible, itself or through a designee, for maintaining any required global safety database with respect to Licensed Product.

9.	COMMERCIALIZATION

9.1Licensee shall be solely responsible for the commercialization of Licensed Product in the Field in the Territory, [***]. Licensee shall use Commercially Reasonable Efforts to (a) no later than [***] after having obtained Approval of Licensed Product in the Field in the Territory, establish an appropriately sized and qualified marketing and sales organization, supported by a previously-organized medical affairs team, for commercialization of Licensed Product, and (b) commercialize Licensed Product in the Field in the Territory no later than [***] after NHI pricing for Licensed Product in the Field in the Territory, provided that such period of [***] will be extended if, and for so long as, there is a shortage of supplies of Licensed Product and such shortage was not caused by Licensee.

9.2No later than [***] prior to the anticipated First Commercial Sale of Licensed Product, Licensee shall provide to Calliditas, through the JSC, an initial commercialization plan which represents the preliminary projections of Licensee regarding the commercialization of Licensed Product in the Territory (the “Commercialization Plan”). At least [***], Licensee shall propose to the JSC changes, revisions and updates to the Commercialization Plan, provided that any material changes proposed by Licensee and presented to the JSC shall be reasonable and based on a rationale provided in reasonable detail to the JSC when proposed, and the Parties shall discuss any such proposal in good faith, acting reasonably.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Licensee shall have final decision-making authority with regard to the Commercialization Plan, any modifications or variations thereto, and the implementation thereof.

9.3Licensee shall commercialize Licensed Product in the Field in the Territory in accordance with the then-current Commercialization Plan. Licensee exercise its rights under this Agreement and perform its obligations under the Commercialization Plan (a) in good professional manner and in conformity with good distribution practices, and (b) in compliance with Applicable Laws.

9.4Starting no later than [***] prior to the anticipated First Commercial Sale of Licensed Product, Licensee shall from time to time (but no less frequently than [***]) provide Calliditas with a written report that summarizes the commercialization activities performed during such time period, including a sales forecast of each Licensed Product and planned commercialization activities for the subsequent [***] period. Such reports shall cover subject matter at a level of detail reasonably sufficient to enable Calliditas to determine Licensee’s compliance with its diligence obligations.

9.5As between the Parties, each Party shall be solely responsible for booking sales of Licensed Product sold in its territory. Each Party may warehouse Licensed Product both inside and outside of such Party’s territory, provided that any sales with respect to Licensed Product occur and are booked in such Party’s territory. As between the Parties, each Party shall be solely responsible for handling all returns of Licensed Product sold in its territory, as well as all aspects of Licensed Product, logistics, inventory, order processing, invoicing and collection, and distribution of Licensed Product sold in such territory.

9.6Subject to Applicable Laws, neither Party shall engage in any advertising or promotional activities relating to Licensed Product directed primarily to customers or other buyers or users of Licensed Product located outside of its territory or accept orders for Licensed Product from or sell Licensed Product into such other Party’s territory for its own account, and, if a Party receives any order for Licensed Product in the other Party’s territory, it shall refer such orders to the other Party, to the extent it is not prohibited from doing so under Applicable Laws. Each Party shall use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Product from its own territory for commercialization in the other Party’s territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose (if any), and shall promptly inform the other Party of any such exports of Licensed Product from its territory, and any actions taken to prevent such exports. Each Party agrees to use Commercially Reasonable Efforts as permitted by Applicable Laws to take reasonable actions requested in writing by the other Party to prevent exports of Licensed Product from its territory for commercialization in the other Party’s territory.

10.	SUPPLY OF LICENSED PRODUCT BY CALLIDITAS

10.1Calliditas has advised Licensee and Licensee accepts that Calliditas has IMP and commercial supplies of Licensed Product manufactured for Calliditas by an Approved Supplier. Calliditas has entered into supply agreements with such Approved Supplier and has made arrangements with other suppliers concerning the supply of active pharmaceutical ingredients, and other product components.

10.2Calliditas shall supply IMP and commercial supplies of Licensed Product only from [***], in each case (a), (b), and (c), compliant with all Applicable Laws, including cGMP, and accredited by Competent Authority in the Territory as a foreign manufacturer of pharmaceuticals (any, an “Approved Supplier”). At Licensee’s request, Calliditas shall provide Licensee with copies of such accreditation and other appropriate documentation relating thereto, as may be necessary or convenient for Licensee to import, distribute, develop, and/or commercialize (as applicable) the IMP and Licensed Product in the Territory.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

10.3If Calliditas plans to add or change Approved Supplier(s):

10.3.1Calliditas will: (i) provide prompt notification of such plans to Licensee and will provide Licensee with such information and cooperation as Licensee may request to facilitate Licensee’s efforts to obtain any permissions, approvals, licenses or the like necessary or convenient to import, distribute, develop, and/or commercialize (as applicable and as permitted herein) the IMP and Licensed Product supplied from such added or changed Approved Supplier(s) in the Territory; and (ii) not supply IMP or Licensed Product to Licensee from any added or changed Approved Supplier(s) until Licensee obtains such permissions, approvals, licenses or the like and notifies Calliditas in writing that it may proceed with such supply.

10.3.2Licensee will, upon receipt of such notification from Calliditas, promptly file applications with the relevant Government Authority(ies) to obtain such permissions, approvals, or the like.

10.4Commencing [***], the Parties shall negotiate in good faith a supply agreement for the supply by Calliditas to Licensee of all of Licensee’s requirements for IMP for use in Territory Development Activities (the “IMP Supply Agreement”). The Parties have agreed, that until the execution of the IMP Supply Agreement and supersession thereby, the following provisions shall be binding on both Parties:

10.4.1Licensee may place an order for IMP with Calliditas in writing (including by email), specifying the quantity of IMP ordered and the desired delivery date. Such order will be deemed to be a binding firm order on both Parties, provided that Licensee has complied with the lead time set out in Section 10.4.2. Notwithstanding the foregoing, Calliditas shall in good faith fulfil and deliver Licensee’s full order of IMP as soon as reasonably practicable.

10.4.2The desired delivery date for IMP orders shall be consistent with the IMP lead time set forth in the applicable manufacturing services or other agreement between Calliditas and its Approved Suppliers. As of the Effective Date, the lead time for Licensee’s IMP orders shall be equal to the IMP lead time set forth in such applicable manufacturing services or other agreement between Calliditas and its Approved Suppliers, but in no event longer than [***]. Should the lead time be changed, Calliditas will provide Licensee with prompt notice thereof.

10.4.3Licensee shall make good faith efforts based on its good faith estimation of required IMP to place a single order for Licensee’s full requirements of IMP, provided that Licensee shall have the right to place additional orders for IMP as and when required. The amount of IMP ordered shall be adjusted to multiples of Calliditas’ then current batch size. Calliditas represents and warrants that as of the Effective Date, the batch size is approximately [***] capsules per batch of active IMP and up to [***] capsules per batch of placebo IMP.

10.4.4Active IMP shall be manufactured by an Approved Supplier used by Calliditas to commercially manufacture Licensed Product sold in the United States, following the procedures and specifications used by Calliditas in such commercial manufacturing, and placebo IMP shall be manufactured following the procedures and specifications used by Calliditas for its clinical trials. Any deviations or additions to product specifications required by mandatory regulations in the Territory, including changes to manufacturing or testing procedures related to such Territory-specific product specifications, shall be initiated by Licensee and implemented in accordance with the change order procedures to be provided for in the quality agreement entered into under the IMP Supply Agreement, [***]; orders for IMP that are the subject of change orders may be placed only after such change order procedures are completed. Manufacturing of IMP shall be conducted in accordance with United States and Japan cGMP and any additional requirements implemented in accordance with the change order procedures

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

referred to above. Calliditas shall timely implement change orders with the Approved Supplier(s), keep Licensee reasonably apprised of the progress in implementing change orders, and promptly report the completion of each change order.

10.4.5The price of IMP shall be Calliditas’ direct, out-of-pocket costs to have IMP manufactured, which shall be the price charged by Calliditas’ approved suppliers throughout the whole supply chain (including API and other components not procured by the Approved Supplier), increased by [***]. As of the Effective Date, the unit price to Licensee of active IMP is [***]. For the avoidance of doubt, the price of Licensed Product and the price of placebos of Licensed Product shall be determined separately and invoiced as separate line items. Calliditas shall deliver orders of IMP to Licensee EXW Approved Supplier’s manufacturing facility within [***] after Licensee’s desired delivery date, provided that such desired delivery date is consistent with the IMP lead time set forth in Section 10.4.2. IMP supplied hereunder shall (a) be delivered in bright stock bottles, (b) be compliant with all Applicable Laws for the United States, including cGMP and any additional requirements implemented in accordance with the change order procedures referred to in Section 10.4.4 above, and (c) except for placebos, meet all specifications for the Licensed Product as set forth in the United States NDA and any additional requirements implemented in accordance with the change order procedures referred to in Section 10.4.4 above. The shelf-life of IMP is [***], and IMP shall be delivered with a minimum [***] remaining shelf-life.

10.5Commencing no later than promptly after the delivery to Calliditas of the initial version of the Commercialization Plan, the Parties shall negotiate in good faith a supply agreement for the supply by Calliditas to Licensee of all of Licensee’s requirements for Licensed Product for commercialization in the Territory (the “Commercial Supply Agreement”), provided that Licensee shall provide forecasts prior to such date as may reasonably be requested by Calliditas to fulfill its forecasting obligations towards the Approved Suppliers.

10.5.1Licensee may place an order for commercial supply of Licensed Product with Calliditas in writing (including by email), specifying the quantity of Licensed Product ordered and the desired delivery date. Such order will be deemed to be a mutually binding firm order, [***].

10.5.2The desired delivery date for Licensed Product orders shall be consistent with the Licensed Product lead time set forth in the applicable manufacturing services or other agreement between Calliditas and its Approved Suppliers. As of the Effective Date, such Licensed Product lead time is [***] after the first day of the month after which the order was placed, provided the order is placed before the [***] day of the month. Should the lead time be changed, Calliditas will provide Licensee with prompt notice thereof. Licensee shall place its orders no later than the [***] day of the month in which the order is placed. Calliditas agrees, and shall procure, that no orders of Licensed Product will be delivered earlier than [***] prior to the delivery date in the binding firm order.

10.5.3The price of Licensed Product supplied under the Commercial Supply Agreement shall be Calliditas’ direct, out-of-pocket costs to have such Licensed Product manufactured, which shall be the price charged by Calliditas’ approved suppliers throughout the whole supply chain (including API and other components not procured by the Approved Supplier), increased by [***], subject to any price adjustments by Calliditas’ approved suppliers as provided in Calliditas’ agreements with the same. Before application of the above-referenced [***] charge, the unit price of such Licensed Product (as normalized to a [***] Capsule) supplied by Calliditas to Licensee shall be no greater than [***]. As of the Effective Date, the unit price to Licensee of such Licensed Product is [***]. Calliditas represents and warrants to Licensee that its supply agreements with other licensees as of the Effective Date also provide for supply at cost plus [***] and covenants that it will adjust its pricing method with Licensee to align Licensee’s pricing with any

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

more favorable pricing method agreed to with another Licensee, provided that Calliditas may, without changing its pricing method with Licensee, offer another licensee a manufacturing support percentage adjustment lower than [***] if such licensee orders more than [***] Capsules (normalized to a [***] capsule) per contract year.

10.6Licensee shall be responsible for arranging [***] any required secondary packaging, labelling, and release testing for Licensed Product for the Territory. Licensed Product shall be manufactured by an Approved Supplier used by Calliditas to commercially manufacture Licensed Product sold in the United States, following the procedures and specifications used by Calliditas in such commercial manufacturing. Any deviations or additions to product specifications required by mandatory regulations in the Territory, including changes to manufacturing or testing procedures related to such Territory-specific product specifications, shall be initiated by Licensee and implemented in accordance with the change order procedures to be provided for in the quality agreement entered into under the Commercial Supply Agreement, [***]; orders for Licensed Product that are the subject of change orders may be placed only after such change order procedures are completed. Manufacturing of Licensed Product shall be conducted in accordance with United States and Japan cGMP and any additional requirements implemented in accordance with the change order procedures referred to in this Section 10.6. Calliditas shall timely implement change orders with the Approved Supplier(s), keep Licensee reasonably apprised of the progress in implementing change orders, and promptly report the completion of each change order.

10.7In the event of a global supply shortage, [***].

10.8In the event of a failure to deliver to Licensee (or Calliditas’ notice to Licensee that it will be unable to timely fill) [***]of a binding firm order of Licensed Product ordered under Section 10.5.1, and/or [***] of IMP ordered under Section 10.4.1, as applicable, specified in the applicable purchase order of Licensee within [***] after the delivery date in the binding firm order provided by Licensee consistent with Section 10.4.2 or Section 10.5.2 (as applicable) with respect to such order; provided that such failure is not predominantly attributable to any act or omission of Licensee or its Affiliates or sublicensees (a “Supply Failure”), Calliditas shall reimburse Licensee, its Affiliates, and its and their permitted sublicensees within [***] of Calliditas’ receipt of written notice of documented Losses incurred by or imposed upon such Licensee, Affiliate, or permitted sublicensee, as applicable, to the extent such documented Losses are caused by a Supply Failure, for so long as such Supply Failure continues; provided that with respect to a Supply Failure of Licensed Product: (i) prior to the delivery date in the binding firm order which gives rise to the Supply Failure, Licensee had ordered sufficient Licensed Products (normalized to a [***] Capsule) enabling Licensee to reasonably maintain an inventory (not including inventory supply levels customarily held by its third parties in its supply channels) equal to at least [***] of unit sales of Licensed Products (normalized to a [***] Capsule) in the Territory immediately prior to the delivery date in the binding firm order which gives rise to the Supply Failure; (ii) subject to Calliditas’ delivery in full of such order(s) in (i) Licensee had up to the delivery date in the binding order which gives rise to the Supply Failure maintained such inventory; and (iii) [***].

10.9In the event of a failure to deliver to Licensee (or Calliditas’ notice to Licensee that it will be unable to timely fill) [***]of a binding firm order of Licensed Product ordered under Section 10.5.1, and/or [***] of IMP ordered under Section 10.4.1, as applicable, specified in the applicable purchase order of Licensee within [***] after the delivery date in the binding firm order consistent with Section 10.4.2 or Section 10.5.2 (as applicable), provided that such failure is not predominantly attributable to any act or omission of Licensee or its Affiliates or sublicensees (a “Qualifying Supply Failure”), (1) Calliditas shall, subject to the conditions and limitations set forth in Section 22.10.4, reimburse Licensee, its Affiliates, and its and their respective permitted sublicensees, [***]; (2) Calliditas shall use commercially reasonable

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

efforts to restore supply to Licensee as quickly as possibly utilizing any and all Approved Suppliers to manufacture Licensed Product for Licensee; and (3) [***].

10.10Concomitantly with the negotiation of each of the Supply Agreements, the Parties shall negotiate in good faith a quality agreement defining the roles and responsibilities of each Party and the Approved Supplier(s) with respect to quality assurance. The quality agreements shall conform to Applicable Laws governing each Party’s respective activities and shall be negotiated in good faith to conform to the extent possible with each Party’s generally applicable policies and procedures.

11.	REMUNERATION

11.1Upfront Payment. Licensee shall pay to Calliditas the [***] amount of twenty (20) million USD within [***] after the Effective Date, on the basis of an invoice to be issued by Calliditas to Licensee promptly after the Effective Date (the “Upfront Payment”).

11.2Milestone Payments

11.2.1Upon first achievement of each of the milestone events set out in the following table (“Milestone Event”) for Licensed Product by Licensee, its Affiliate or its sublicensees, Licensee shall pay to Calliditas the non-refundable, non-creditable amounts (“Milestone Payment”) set out next to such Milestone Event in the table below:

Milestone Event	Milestone Payment
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	Eighty (80) million USD

11.2.2For the avoidance of doubt, in the event Licensee elects to terminate this Agreement pursuant to Section 26.3(c), the Milestone Payment in the amount of [***] USD in connection with [***] (the “First Milestone Payment”) shall not be due and payable. The Milestone Payments are

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

only payable on the initial achievement of the relevant Milestone Event and no additional payment shall be due hereunder for subsequent or repeated achievements of such Milestone Event regardless of how many times such Milestone Event has occurred for one or more Licensed Product. If a Milestone Event for Licensed Product is not achieved because development or commercialization activities occurred such that achievement of such earlier Milestone Event was unnecessary or did not otherwise occur, then upon achievement of the next Milestone Event, such earlier skipped Milestone Event shall be deemed to have been achieved and the Milestone Payment applicable to such earlier skipped Milestone Event will also become due with respect to Licensed Product.

11.2.3Licensee shall notify Calliditas within [***] after the first achievement of any development Milestone Event set forth in this Section 11.2 by or on behalf of Licensee or its Affiliates or its or their sublicensees, and with respect to the commercial Milestone Events, within [***] after the [***] in which such commercial Milestone Events are achieved. Calliditas shall invoice Licensee for corresponding Milestone Payment promptly after receipt of such notice. The Milestone Payment shall be paid within [***] after the achievement of a development Milestone Event (with respect to the commercial Milestone Payments, within [***] in which such commercial Milestone Events are achieved).

11.3Royalties

11.3.1Licensee shall pay to Calliditas a royalty in the amount of [***] of Net Sales of Licensed Product in the Territory, regardless of whether such Net Sales is made by Licensee, its Affiliates and/or its or their permitted sublicensees.

11.3.2The initial royalty term (“Initial Royalty Term”) shall start on the Effective Date and end on [***].

11.3.3Beginning with [***], Licensee shall send Calliditas a report of Net Sales within [***]until it ceases all sales of Licensed Products, and within [***] such cessation of sales, in respect of Net Sales made, as the case may be, during such [***] or the unreported period prior to the date of the cessation of sales. Such report of Net Sales shall be in such form as Licensee and Calliditas may agree from time to time. Calliditas shall, promptly after the receipt of each such report of Net Sales for [***] each year, submit to Licensee via email an invoice for Royalties due under this Agreement for the preceding [***]. Such invoice shall be paid by Licensee within thirty (30) days of receipt.

11.4Expiration of Exclusivity. After the Initial Royalty Term has expired, the royalty rate for the remainder of the Term shall be [***].

11.5Royalty Stacking. If for the commercial exploitation of the Licensed Technology in the Field and the Territory there is no commercially reasonable alternative to obtaining a license from any third-party (“Third-Party License”) in order to avoid infringing such third-party’s patent(s) in the course of the development or commercialization of Licensed Product, the royalties payable under this Agreement shall be reduced by [***] of the royalty amount paid under the Third-Party License, provided that the amount of royalty payable by Licensee to Calliditas totally or in any given calendar year, shall not be reduced by more than [***] of the amount that would have been payable in the absence of this Section 11.5. Licensee shall notify Calliditas of any obligation to obtain a Third-Party License and provide sufficient documentation to show the existence of such obligations or commercial necessity and its relation to the Licensed Patents. The deductions referred to in this Section 11.5 shall only be made where the infringement of the third-party patent arises from the use of the inventions claimed in the Licensed Patents in accordance with the provisions of this Agreement, and not from the use of any other intellectual property that Licensee chooses to use in the development or commercialization of Licensed Product.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

11.6Limitation. In no event shall royalty reductions pursuant to Sections 11.4 and 11.5 above result in that the royalties payable by Licensee to Calliditas totally or in any calendar year, are reduced by more than [***] of the amount that would have been payable in the absence of such reductions.

12.	REPORTS; RECORDS; AUDIT

12.1In connection with payment of royalties on Net Sales, Licensee shall provide Calliditas with a written report concerning the calculation of the royalty payable by Licensee to Calliditas hereunder. Each such report shall contain total number of units of Licensed Product sold or transferred by Licensee or its Affiliates or sublicensees during the most recent [***], together with any exchange rates used for conversion, and total royalties due. Promptly after receipt of such report, Calliditas shall invoice Licensee for the royalty payment due.

12.2Receipt or acceptance by Calliditas of any of the reports furnished pursuant to Section

12.3above or of any sums paid hereunder shall not preclude Calliditas from questioning the correctness thereof based on the audit conducted in accordance with Section 12.3, and in the event any inconsistencies or mistakes are discovered in such reports or payments, they shall be promptly rectified and appropriate payment, if necessary, shall be made by Licensee of any amounts.

12.4Licensee shall maintain, and cause to be maintained, for a period of [***] following the end of the calendar year to which they pertain, complete and true books of accounts and other records in sufficient detail so that the royalties and other payments payable to Calliditas hereunder can be properly ascertained. These records shall be ready for inspection and examination during normal business hours upon no less than [***] written notice, by an independent auditor, reasonably acceptable to Licensee and bound by a confidentiality agreement or professional secrecy, for the purpose of verifying correct royalty payments. Records may be audited no more than once per calendar year, and records audited may not be reviewed again in subsequent audits, except for cause. Such independent auditor shall disclose simultaneously to each Party only whether such royalties and other payments are correct or incorrect and the specific details concerning any discrepancies. Licensee shall co-operate at such audit and shall give any explanations that may reasonably be requested. The cost and expense for such audit shall be borne by Calliditas, provided that, without prejudice to any other remedy or action available due to breach of this Agreement, if the audit should determine a discrepancy between royalty reported and the royalty actually due resulting in underpayment of royalties of more than [***], then the cost and expense of the audit shall be borne by Licensee. Licensee shall promptly pay to Calliditas all amounts determined by any such audit to be due to Calliditas, with interest in accordance with Section 13.2 below from the date the same should have been paid. Calliditas shall promptly refund to Licensee any overpayment determined by any audit.

12.5Licensee shall impose obligations substantially equivalent to those of this Section 12 on its Affiliates and sublicensees and procure corresponding audit rights for Calliditas in relation to Licensee’s sublicensees for the same purpose.

13.	PAYMENT TERMS

13.1All payments under this Agreement shall be made in USD. For the purpose of computing payments made in a currency other than USD, such currency shall be converted into USD at the conversion rates used by Licensee in the rest of its business to consolidate foreign currencies, provided only that such rates are obtained from a credible source and are applied in a manner consistent with generally accepted accounting principles.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

13.2If Licensee at any time should fail to pay in full on its due date the undisputed amount of any payment due under this Agreement (including any amount determined to be due after an audit of any payments), Calliditas may claim interest on the unpaid amount from the date when first due until the date payment is made, based on the then-current reference interest rate of the [***].

13.3All sums payable under this Agreement are exclusive of any value added tax or any other sales tax or duties, which where applicable, shall be payable by the payer in addition to any sum in respect of which they are calculated.

13.4Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising from the activities performed by such Party in accordance with this Agreement.

13.5If Licensee is required to deduct or withhold any withholding taxes, charges or other duties on the royalties or other amount payable to Calliditas hereunder, it will (a) promptly notify Calliditas of such requirement, (b) pay to the relevant Governmental Authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Calliditas, and (c) promptly forward to Calliditas an official receipt (or certified copy), or other documentation reasonably acceptable to Calliditas and obtainable by Licensee, evidencing such payments to such Governmental Authorities. The Parties agree to co-operate in all respects necessary to take advantage of available double taxation agreements, including not withholding taxes from payments if the Party receiving such payment has timely provided sufficient evidence of its then-current eligibility for exemption from withholding of taxes otherwise applicable to such payment.

14.	OWNERSHIP OF INTELLECTUAL PROPERTY

14.1Any intellectual property which is (a) created, conceived, reduced to practice or invented by or on behalf of Licensee during the Term, (b) Controlled by Licensee, and (c) that claims the composition of matter or formulation of, or method of making or using, Licensed Product shall be deemed “Arising Product IP” which shall be solely owned by Licensee or such licensor in Control of such intellectual property.

14.2For clarity, Calliditas shall be the sole owner of any Improvements and other intellectual property which are created, conceived, reduced to practice or invented by or on behalf of Calliditas or its Affiliates.

14.3Licensee agrees to grant, hereby grants, and shall cause to be granted to, Calliditas an exclusive (also towards Licensee and its Affiliates), [***] license ([***] the right to grant sublicenses) under the Arising Product IP to use the Arising Product IP in connection with the use or sale of Licensed Product outside the Territory and the worldwide manufacture of Licensed Product solely for sale outside the Territory. Notwithstanding the foregoing, Licensee retains the right to use and grant sublicenses (subject to Section 3.5) under the Arising Product IP for the purposes set forth in Sections 3.1 and 3.4.

14.4Any Improvements which are Controlled by Calliditas or its Affiliates during the Term and which are used by Calliditas or its Affiliates or licensees in connection with the development (including obtaining Approvals) or commercialization of the Licensed Product in the Field shall be automatically included under the license granted to Licensee by Calliditas pursuant to Section 3.1 with no additional charge to Licensee, and become part of the Licensed Technology. The Parties shall update the Appendix 1 (Licensed Patents) accordingly.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

14.5The Parties agree that U.S. patent law on inventorship shall determine the inventorship of any invention for the purpose of interpreting and applying this Section 14.

14.6Licensee warrants that it will procure ownership of and perfect the rights in and to the Arising Product IP from its employees by obligating such personnel in writing to assign such Arising Product IP to Licensee. Calliditas warrants that it will procure ownership of and perfect the rights in and to Improvements from its employees and consultants by obligating such personnel in writing to assign such Improvements to Calliditas.

15.	NEW DATA AND TERRITORY DOSSIER

15.1New Data shall be jointly owned by the Parties in equal parts, unless Applicable Laws prevent such joint ownership of New Data, in which case, Licensee shall grant to Calliditas an exclusive (also in relation to Licensee and its Affiliates), [***] license ([***] the right to grant sublicenses) to use New Data in connection with the use or sale of Licensed Product outside the Territory and the worldwide manufacture of Licensed Product solely for sale outside the Territory. The Territory Dossier shall be solely owned by Licensee.

15.2To the degree and in a manner acceptable under Applicable Laws, and at times (not less than [***]) to be determined by the JSC, Licensee shall make available to Calliditas all New Data as well as other information and documentation regarding Licensee’s development and regulatory activities that is necessary or useful for the development and regulatory activities with respect to Licensed Product outside the Territory. Such information and documentation may be provided initially in summary form, with more detailed information and documentation provided in a manner compliant with Applicable Laws governing data privacy, data security, and the exportation of data. Calliditas’ use of the New Data is subject to the exclusive license granted to Licensee hereunder pursuant to Section 3.1.

15.3Licensee hereby grants Calliditas an exclusive (also in relation to Licensee and its Affiliates), [***] license ([***] the right to grant sublicenses) under Licensee’s share in the New Data to use New Data in connection with the use or sale of Licensed Product outside the Territory and the worldwide manufacture of Licensed Product solely for sale outside the Territory. Without limiting the generality of the foregoing, Licensee hereby grants to Calliditas an exclusive (also in relation to Licensee and its Affiliates), [***] right ([***] the right to grant sublicenses) to reference and use the Territory Dossier in development and regulatory activities with respect to Licensed Product outside the Territory. Upon Licensee’s request, Calliditas will (a) take all steps necessary to ensure that the Parties’ sharing of New Data and Calliditas’ possession and use of New Data are compliant with then-current Applicable Laws and industry standards and (b) comply with Licensee’s reasonable requests to certify or provide evidence of such compliance.

15.4In the event that New Data includes any information that under Applicable Laws in the Territory, including data privacy and data security regulations, require specific contractual arrangements prior to disclosure to Calliditas, the Parties agree to enter into a data transfer agreement allowing the fullest disclosure and use permitted under Applicable Laws. Any New Data that can under no circumstances be disclosed to Calliditas under Applicable Laws in the Territory, or which disclosure would be inconsistent with the customary informed consent practices in the Territory, shall be excluded from the definition of New Data.

16.	MAINTENANCE AND PROSECUTION OF PATENTS

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

16.1Calliditas shall have the first right (but not the obligation), at its discretion, to control the preparation, filing, prosecution and maintenance (“Prosecution”) of the Licensed Patents. Calliditas shall provide Licensee with a timely opportunity to comment on decisions related to the Prosecution of the Licensed Patents in the Territory and, absent reasonable cause not to do so, shall conduct such Prosecution in accordance with Licensee’s comments. Calliditas shall bear all costs and expenses for the Prosecution of the Licensed Patents but Licensee shall provide such assistance, including signing such documents and taking such legally permitted actions, as requested by Calliditas to evidence and perfect Calliditas’ rights in and ownership of the Licensed Patents. Should Calliditas decide that it is no longer interested in the Prosecution of a Licensed Patent in the Territory, it will promptly so notify the Licensee, and Licensee shall have the right (but not the obligation), by a notice sent to Calliditas not later than [***] after the receipt of Calliditas notice, to assume such Prosecution in the Territory at its sole cost and expense.

16.2Licensee shall have the first right (but not the obligation), at its discretion, to control the Prosecution of patents and patent applications covering Arising Product IP. Licensee shall provide Calliditas with an opportunity to comment on decisions related to the Prosecution of the patents and patent applications covering Arising Product IP in the Territory and shall take into reasonable consideration Calliditas’ comments. Licensee shall bear all costs and expenses for the Prosecution of the patents and patent applications covering Arising Product IP but Calliditas shall provide such assistance, including signing such documents and taking such legally permitted actions, as requested by Licensee to evidence and perfect Licensee’s rights in and ownership of patents and patent applications covering Arising Product IP. Should Licensee decide that it is no longer interested in the Prosecution of any patent or patent application covering Arising Product IP in the Territory, it will promptly notify Calliditas, and Calliditas shall have the right (but not the obligation), by a notice sent to Licensee not later than [***] after the receipt of Licensee’s notice, to assume such Prosecution in the Territory at its sole cost and expense.

17.	THIRD-PARTY INFRINGEMENT

17.1Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Licensed Technology or any patents covering Arising Product IP, and the Parties shall consult with each other to decide the best way to respond to such infringement.

17.2Licensee shall have the first right (but not an obligation), under its own control and [***], to take action with respect to any third-party infringements in the Territory of any of the Licensed Technology and any patents covering Arising Product IP, in which case Licensee will retain any and all proceeds obtained from such proceedings, provided that [***]. Licensee shall keep Calliditas reasonably informed of claims relating to the Licensed Technology or any patents covering Arising Product IP within the Field and the Territory and seek the assistance and input from Calliditas on matters that may be reasonably expected to affect the validity or enforceability of the Licensed Technology outside the Territory. Calliditas agrees to reasonably assist Licensee in any proceedings referred to in this Section 17.2, [***]. Licensee shall not, without the prior written consent of Calliditas, enter into any compromise or settlement relating to such proceedings that (a) admits the invalidity or unenforceability of any Licensed Technology or any patents covering Arising Product IP, or (b) admits any wrongdoing by, or result in injunctive or other relief being imposed against Calliditas.

17.3If Licensee decides not to act against a third-party infringement in the Territory of the Licensed Technology or any patents covering Arising Product IP, Licensee shall notify Calliditas and Calliditas may, within [***] of receipt of such notice (or such shorter period as may be necessary to preserve any rights of action) elect by notice to Licensee to take such actions [***], in which case any and all proceeds obtained from such proceedings, [***]. Licensee agrees to reasonably assist Calliditas in any proceedings referred to in this Section 17.3 [***]. Calliditas shall not, without the prior written consent of

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Licensee (not to be unreasonably conditioned, delayed, or denied), enter into any compromise or settlement relating to such proceedings that (a) admits the invalidity or unenforceability of any Licensed Technology or any patents covering Arising Product IP, or (b) admits any wrongdoing by, or result in injunctive or other relief being imposed against Licensee.

18.	INFRINGEMENT CLAIMS

18.1Calliditas and Licensee shall promptly notify each other of any written notice to it of alleged infringement or misappropriation, based upon its performance of its obligations hereunder, of a third-party’s intellectual property rights of which it shall become aware (“Infringement Claim”), and the Parties shall discuss the best way to respond to the Infringement Claim; provided that this shall not preclude the recipient of the Infringement Claim from taking necessary actions to protect its interests under its own control and at its own expense. This notwithstanding, neither Party shall acknowledge to a third-party the validity of any such Infringement Claim without the prior written consent of the other Party.

18.2If Licensee is the recipient of the Infringement Claim, Licensee shall keep Calliditas reasonably informed of all material developments in connection with such Infringement Claim. Licensee shall provide Calliditas with copies of all pleadings filed in such action and to allow Calliditas reasonable opportunity to participate in the defense of the claims. Calliditas shall assist Licensee in connection with such Infringement Claim as reasonably requested by Licensee, provided that Licensee shall reimburse Calliditas for any out-of-pocket costs or expenses incurred by Calliditas in connection with assistance rendered at Licensee’s request, and that Calliditas shall have the right to be separately represented by its own counsel at its own expense.

18.3If Calliditas is the recipient of the Infringement Claim and provided that the Infringement Claim has relevance for Licensee’s development and commercialization of Licensed Product in the Field in the Territory, Calliditas shall keep Licensee reasonably informed of all material developments in connection with such Infringement Claim. Further, Calliditas agrees to provide Licensee with copies of all pleadings filed in such action and to allow Licensee reasonable opportunity to participate in the defense of the claims. Licensee shall assist Calliditas in connection with such Infringement Claim as reasonably requested by Calliditas, provided that Calliditas shall reimburse Licensee for any out-of-pocket costs or expenses incurred by Licensee in connection with the Infringement Claim, and that Licensee shall have the right to be separately represented by its own counsel at its own expense.

18.4In no event may either Party settle any Infringement Claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

19.	PATENT EXTENSIONS

19.1With respect to any election for patent term extensions, supplemental protection certificates or any of their equivalents with respect to the Licensed Patents, Calliditas shall have the sole and exclusive right (but not the obligation) to seek such extensions in the Territory at Calliditas’ sole cost and expense. Upon the written request by Calliditas, Licensee will reasonably cooperate with the implementation of such decisions. Calliditas shall consider reasonably and in good faith requests from Licensee with respect to such extensions in the Territory. If Calliditas confirms in writing to Licensee that it does not intend to seek any such extensions in the Territory, Licensee may seek such extensions in the Territory at Licensee’s sole cost and expense, in Calliditas’ name.

20.	TRADEMARKS

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

20.1Calliditas grants Licensee during the Term, an [***] license to the NEFECON mark for use in commercializing the Licensed Product in the Field in the Territory. The Parties will, within [***], execute a trademark license agreement on terms customary in the Territory. The trademark license agreement will provide that if Licensee uses the NEFECON mark to commercialize the Licensed Product in the Field in the Territory, all costs and expenses related to registering, maintaining, defending or enforcing the NEFECON mark in the Field in the Territory shall be borne by [***].

20.2For the avoidance of doubt, nothing in this Agreement shall require Licensee to use the NEFECON mark. Licensee shall have the right to commercialize Licensed Product in the Field and the Territory in its own name and under its own trademark(s), in which case Licensee shall use a product name and distinctive artwork and logos (the “Trademark(s)”) not confusingly similar with those used by Calliditas or its other licensees. Licensee shall own and be solely responsible for the Trademark(s) in the Territory and may, in its sole discretion, apply for registration or other protection of such Trademark(s) in the Territory, [***].

21.	LIMITED WARRANTIES; DISCLAIMER

21.1Mutual Representations and Warranties of Calliditas and Licensee. Each of Licensee, on behalf of itself and its Affiliates, and Calliditas, represents and warrants to the other Party as of the Effective Date, that:

(a)It is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b)It has the requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it;

(c)All corporate actions on its part, necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken and it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated hereunder;

(d)This Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought);

(e)The execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (i) violate any provision of any Applicable Laws, (ii) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (iii) violate or conflict with any of the provisions of such Party’s organizational documents;

(f)Apart from expiration or termination of any applicable waiting periods (including any extensions thereof) required by any Applicable Laws or governmental entity for antitrust purposes in the Territory, there are no filings, consents, approvals, authorizations or other orders of, or notice to, any

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Governmental Authority or other third parties that are necessary to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement; and

(g)To such Party’s knowledge, as concerns any activities required for the performance of its obligations under this Agreement, neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective activities under this Agreement is: (i) debarred or disqualified from providing services to a pharmaceutical company; (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; (iii) convicted of a criminal offense related to the provision of healthcare products or services, or (iv) is subject to any such pending action or proceeding with respect to such a measure.

21.2Additional Representations, Warranties, and Covenants of Calliditas. Calliditas further represents and warrants to Licensee, as of the Effective Date, that:

(a)it has the authority to grant to Licensee the rights specified in this Agreement;

(b)it is the sole owner of or has necessary license rights to the Licensed Technology, free and clear of all liens, and has not granted (and will not grant during the Term of this Agreement) any license or other rights under the Licensed Technology that is inconsistent with the rights granted to Licensee hereunder;

(c)it and its licensees have no knowledge of and have not received any notice (written or otherwise) of any assertion, challenge, litigation, proceedings, investigations or claims of any nature, pending or threatened, which relate to the Licensed Technology or Licensed Product, including with respect to infringement or potential infringement of any third party intellectual property rights regarding the use, formulation, active moiety, or other aspect of the Licensed Product, and there is no judgement or settlement against it relating to the Licensed Technology or Licensed Product (including the use, formulation, active moiety, or other aspect thereof) which affects the Licensee’s rights under this Agreement;

(d)it has no actual knowledge of any infringement or misappropriation of any Licensed Technology by any third-party in the Field and the Territory; and

(e)it has no actual knowledge of any third-party patent or other intellectual property right that would be infringed by the use of the Licensed Product as contemplated by this Agreement, it being understood and agreed that Calliditas did not conduct a freedom to operate analysis for the Territory and had no obligation, express or implied, to conduct such an analysis.

21.3Additional Representations, Warranties and Covenants of Licensee. Licensee, on behalf of itself and its Affiliates, further represents and warrants to Calliditas, as of the Effective Date, that:

(a)there are no pending, or to the knowledge of Licensee, threatened, claims or disputes by any person or entity against it that would materially impair (i) Licensee’s ability to perform its obligations under this Agreement or (ii) Calliditas right to exploit the licenses and other rights granted by Licensee to Calliditas under this Agreement;

(b)Licensee’s routine accounting practices are consistent with generally accepted accounting principles applicable to Licensee and Licensee covenants that it will maintain at all times during

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

the Term routine accounting practices that are consistent with generally accepted accounting principles applicable to Licensee; and

(c)it is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.

21.4Mutual Covenants

(a)No Debarment. In the course of the exploitation of Licensed Product hereunder, neither Party nor its Affiliates shall use any person or entity who has been debarred by any Competent Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Competent Authority, in each case in relation to the performance by such Party of its obligations hereunder. Each Party shall notify the other Party promptly upon becoming aware that any such person or entity has been so debarred or is the subject of such debarment proceedings by any Competent Authority.

(b)Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including all anti-corruption and anti-bribery laws) in the performance of its obligations and exercise of its rights under this Agreement.

21.5Other than expressly set forth above, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF ANY PARTY, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

22.	INDEMNIFICATION; LIABILITY

22.1By Licensee

Licensee shall be solely responsible for its use of the Licensed Technology and its promotion, sale, lease or other disposition of Licensed Product. Licensee agrees to indemnify and hold harmless or, at Calliditas’ option, defend Calliditas and its Affiliates, officers, directors, employees, customers, consultants, (sub)licensees and agents and their respective successors, heirs and assigns (“Indemnitees”), from and against any and all third-party damages, liabilities, actions, causes of action, suit, claims, demands, losses, costs and expenses (including reasonable attorney’s fees, expense of litigation and costs and expenses for enforcing this indemnity) (“Losses”), incurred by or imposed upon Calliditas or the Indemnitees or any one of them in connection with (i) the breach or non-performance of the Agreement by Licensee or its Affiliates, agents and/or sublicensees; (ii) the negligence or willful misconduct of Licensee or its Affiliates, agents and/or sublicensees; and/or (iii) any third-party claims, suits, actions, demands or judgments to the extent arising from or attributable to the promotion, sale, lease or other disposition of Licensed Product or other use of the Licensed Technology by Licensee or its Affiliates, agents and/or sublicensees (including claims based on product liability laws); except, in the case of sub-clauses (i) through (iii) above for those Losses for which Calliditas, in whole or in part, is liable to indemnify Licensee pursuant to Section 22.2 below, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

22.2By Calliditas

Calliditas agrees to indemnify and hold harmless or, at Licensee’s option, defend Licensee and its Indemnities from and against any Losses incurred by or imposed upon Licensee or the Indemnitees or any one of them due to (i) the breach or non-performance of this Agreement by Calliditas or its Affiliates or

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

agents; (ii) the negligence or willful misconduct of Calliditas or its Affiliates or agents and/or (iii) Calliditas’ development, manufacture and/or commercialization of Licensed Product; except, in the case of sub-clauses (i) through (iii) above for those Losses for which Licensee, in whole or in part, is liable to indemnify Calliditas pursuant to Section 22.1 above, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

22.3Notice of Claim

All indemnification claims in respect of a Party and Indemnitees shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice of any Losses or the discovery of a fact upon which such Indemnified Party intends to base a request for indemnification under this Section 22 but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.

22.4Control of Defense

22.4.1At its option, the indemnifying Party may assume the defense of any third-party claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of the above notice. The assumption of the defense of a claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of such claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.

22.4.2Upon assuming the defense of a claim, the indemnifying Party may appoint as lead counsel in the defense of the third-party claim any legal counsel selected by the indemnifying Party and reasonably acceptable to the Indemnified Party. Should the indemnifying Party assume the defense of a claim, except as provided in Section 22.5, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the third-party claim unless specifically requested in writing by the indemnifying Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the claim, the Indemnified Party shall reimburse the indemnifying Party for any and all Losses incurred by the indemnifying Party in its defense of the claim.

22.5Right to Participate in Defense

Without limiting Section 22.4, the Indemnified Party shall be entitled to participate in, but not control, the defense of such claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing or (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 22.4 (in which case the Indemnified Party shall control the defense). If the interests of the Indemnified Party and the indemnifying Party with respect to such claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles, each Party shall retain its own counsel, at its own cost and expense.

22.6Settlement

22.6.1With respect to any third-party claim the defense of which has been assumed by the indemnifying Party, the indemnifying Party shall have the sole right to consent to the entry of any

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate, provided that (a) such judgment, settlement and other disposition, as applicable, shall provide solely for the payment of money damages, shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, shall not require the Indemnified Party to admit any fault or culpability, and shall fully and finally release such Indemnified Party from all liability in respect of such claim, and (b) the indemnifying Party shall have provided the Indemnified Party with a written acknowledgment of the indemnifying Party’s obligation to indemnify the Indemnified Party hereunder.

22.6.2With respect to all other Losses, where the indemnifying Party has assumed the defense of the claim in accordance with Section 22.4, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party, which shall not be unreasonably conditioned, delayed, or denied.

22.6.3If the indemnifying Party does not assume and conduct the defense of a claim as provided above, the Indemnified Party may defend against and settle such claim, provided that any such settlement shall not modify any other rights or obligations of the Parties with respect to such claim.

22.7Cooperation

Regardless of whether the indemnifying Party chooses to defend or prosecute any claim, the Indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

22.8Expenses

Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a [***] basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

22.9Deductions for [***]

22.9.1Payments by any indemnifying Party pursuant to Section 22.1 or Section 22.2 in respect of any Losses shall be limited to [***].

22.10Limitation of Liability

22.10.1Except for damages caused by gross negligence or intentional misconduct or breach of a Party’s confidentiality obligations under Section 24, a breach of a Party’s obligations under Section 4.3, a breach of exclusivity of the license granted under Section 3.1, or as provided in Section

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

22.10.4, and except and to the extent any such damages are required to be paid to a third-party as part of a claim for which a Party provides indemnification under Section 22, neither Party nor any of its Affiliates shall be liable for any indirect, incidental, special or consequential damages, including without limitation damages for loss of profit or revenue, loss of goodwill, loss of business opportunity, loss of production, or loss of data or use, incurred by the other Party, whether an action in contract or tort, even if a Party has been advised of the possibility of such damages.

22.10.2The aggregate and cumulative liability of Calliditas under this Agreement shall not exceed (i) prior to [***]; (ii) commencing [***], provided that, in each case, such liability cap shall not apply in the event of (a) fraud, intentional misconduct or intentional breach of representations or warranties by Calliditas, (b) breach by Calliditas of confidentiality obligations under Section 24, (c) a breach of Calliditas’ obligations under Section 4.3, (d) a breach by Calliditas of exclusivity of the license granted under Section 3.1, (e) damages required to be paid to a third-party by Calliditas as part of a claim for which a Party provides indemnification under Section 22, and/or (f) to expense reimbursement by Calliditas under Section 22.8.

22.10.3The aggregate and cumulative liability of Licensee under this Agreement shall not exceed (i) prior to [***]; (ii) commencing on [***], provided that, in each case, such liability cap shall not apply in the event of (a) fraud, intentional misconduct or intentional breach of representations or warranties by Licensee, (b) breach by Licensee of confidentiality obligations under Section 24, (c) breach of Licensee’s non-competition obligations under Section 6, (d) damages required to be paid to a third-party by Licensee as part of a claim for which a Party provides indemnification under Section 22, (e) expense reimbursement by Licensee pursuant to Section 22.8, and/or (f) Licensee’s obligations to make payments under Section 11 or under any of Sections 5.3, 8.1, 8.8 or 12.3.

22.10.4Notwithstanding the provisions of Sections 22.10.1 and 22.10.2, Calliditas shall reimburse Licensee, its Affiliates, and its and their permitted sublicensees, for documented Losses and documented lost profits incurred by or imposed upon such Licensee, Affiliate, or permitted sublicensee, as applicable, up to [***], to the extent such Losses and lost profits are caused by [***].

22.11Supply Agreements

The indemnification and liability provisions in this Section 22 shall be independent of and in addition to any indemnification or liability terms included in any Supply Agreements between the Parties. Remedies arising from or related to the supply of Licensed Product in accordance with Article 10 shall be governed solely by Section 22.10.4 and the Supply Agreements.

23.	INSURANCE

Each Party agrees to maintain at its own cost and expense, while this Agreement is in effect, including any surviving obligations, a general liability insurance coverage that is reasonably adequate and customary in the insurance market in relevant locations and jurisdictions. Licensee further agrees to maintain at its own cost and expense product liability insurance in an amount and with coverage customary for pharmaceutical companies in the Territory and to name Calliditas as an additional insured and loss payee under such policy. Written proof of the existence of such insurance shall be provided to the other Party upon the other Party’s request.

24.	CONFIDENTIALITY

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

24.1Unless explicitly provided for herein, the Parties each agree that the Confidential Information (as hereinafter defined) of the Party disclosing such information (the “Disclosing Party”) will be used by the Party receiving such information (the “Recipient”) solely for the purpose of the performance of this Agreement and the Recipient hereby undertakes to keep Confidential Information in strict confidence and not disclose such information to any third-party unless having obtained written approval from the Disclosing Party. Confidential Information shall be disclosed solely to Recipient’s Affiliates and the officers, employees, agents, consultants, and authorized subcontractors of the Recipient and/or the Recipient’s Affiliates on a “need to know” basis and shall be kept confidential under procedures no less stringent than those used by the Recipient for its own Confidential Information.

24.2The term “Confidential Information” shall mean all information and data of a confidential, non-public, or proprietary nature relating to the Disclosing Party’s technology and business that the Recipient gets access to under or in connection with this Agreement, including without limitation the Licensed Technology, trade secrets, research, technical, development, marketing, sales, business, and process information. The term shall include all analyses, compilations and other documents prepared by either of the Parties that contain or otherwise reflect or are generated from such information. All information disclosed under the Confidentiality Agreement between the Parties dated October 15, 2021 shall be deemed Confidential Information for purposes of this Agreement.

24.3Confidential Information shall not include information that:

(a)is, or becomes through no breach of the Recipient’s obligations stated in this Agreement, public knowledge, provided, however, that Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components, or combinations thereof are now, or become, known to the public;

(b)which was in the possession of the Recipient at the time of disclosure, as evidenced by written records;

(c)is independently developed by the Recipient without reference to or use of the materials comprising Confidential Information under this Agreement after the Effective Date (as evidenced by written records); or

(d)is acquired from a third-party who has the lawful right to make such disclosure.

24.4The confidentiality obligations in this Section 24 shall not prevent either Party from disclosing Confidential Information in connection with:

(a)filing or prosecuting patent applications in accordance with this Agreement;

(b)regulatory filings or as otherwise required by Competent Authorities; or

(c)prosecuting or defending litigation;

(d)complying with law or stock exchange regulations or the order or request of a governmental body in accordance with Applicable Laws; provided that the Recipient shall promptly notify the Disclosing Party of such legally required disclosure and to the extent practical and permitted under Applicable Laws, seek a protective order or confidential treatment for such information at the cost and expense of the Disclosing Party, which shall promptly pay such amounts upon receipt of an invoice therefor; or

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(e)reasonably necessary disclosure to (i) such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to any actual or potential acquirer, merger partner, underwriter, investor, lender or other provider of financing, in each case in respect of the Recipient, and the employees, directors, agents, consultants and advisors of any such third-party, provided that they have entered into legally binding written obligations relating to confidentiality at least as restrictive of those contained herein (but of duration customary in confidentiality agreements entered into for a similar purpose).

24.5The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Subject to Section 24.4 and except as set forth below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any third-party the terms of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved by the Parties in writing for such disclosure. Each Party acknowledges that the other Party may be legally required to file this Agreement as an exhibit to its filings with an applicable securities regulator (for example, as may pertain to the United States Securities and Exchange Commission), subject to customary and legally permitted redaction of Confidential Information of the other Party. In addition: (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, pursuant to Applicable Laws and stock exchange rules (e.g., the rules of the United States Securities and Exchange Commission, or any other stock exchange on which securities issued by either Party may be listed); provided that, such Party shall, to the extent permitted and if feasible in light of applicable time constraints, provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance (to the extent possible) of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose), to any actual or potential sublicensee, strategic partner, collaborator, acquirer, merger partner, underwriter, investor, lender or other provider of financing, and the employees, directors, agents, consultants and advisors of any such third-party, and (c) each Party shall have the right to disclose information regarding the development or commercialization status of Licensed Product in their respective territory to the extent such disclosure is required by Applicable Laws.

24.6The Receiving Party shall procure that all of its employees, contractors, and sublicensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Section 24.1 applies shall be made aware of and subject to these obligations and shall have obligations of confidentiality running to Receiving Party or its Affiliates at least as restrictive as this Section 24 which apply to the Disclosing Party’s Confidential Information.

24.7This Section 24 shall be valid [***], except with respect to any information that constitutes a trade secret (as defined under Applicable Laws), in which case the Receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Section 24 for so long as such information continues to constitute a trade secret, but in no event for a period of less than the [***] specified immediately above.

25.	PUBLIC ANNOUNCEMENTS; USE OF NAMES; PUBLICATION

25.1Calliditas may issue a public announcement regarding the execution of this Agreement, substantially in the form of the press release attached hereto as Appendix 3, and neither Party shall make

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

any other statement to the public regarding the execution or any other aspect of the subject matter of this Agreement, except to the extent expressly permitted under this Agreement, including without limitation, pursuant to Section 24.5.

25.2Neither Party shall make use of the name of the other Party or any of its Affiliates in any advertising or promotional material, or otherwise, without the prior written consent of such other Party (which shall not be unreasonably conditioned, delayed, or denied), except as permitted pursuant to Section 24.5 or Section 25.1. For the avoidance of doubt, either Party may use the name of the other Party or its Affiliates in public filings in accordance with applicable securities law, or as required by any Governmental Authority or Competent Authority.

25.3Either Party may use the text of a statement previously approved by the other Party in subsequent public announcements. Each Party shall use Commercially Reasonable Efforts to provide to the other Party drafts of publications regarding Licensed Product that include statements not previously approved sufficiently in advance of their submission to provide a reasonable opportunity for comment and discussion between the Parties, and for the removal of any Confidential Information of such other Party, and such Party shall consider in good faith any such comments; provided, however, that, except as otherwise provided in this Agreement, such Party shall not be obligated to incorporate any such comments into such publications. If the non-publishing Party wishes to request a reasonable delay in publication in order to protect patentable information, the publishing Party shall delay the publication for a period of no more than [***] to enable patent applications to be filed in accordance with Section 16. Licensee shall include a customary acknowledgment of Calliditas as the licensor of Licensed Product in any publications by or on behalf of Licensee. Nothing in this Section 25.3 grants to either Party any right to publish the Confidential Information of the other Party (even if the other Party has had the opportunity to review the proposed publication) and the provisions of this Section 25.3 are without prejudice to the provisions of Section 24.

26.	TERM AND TERMINATION

26.1Unless previously terminated in accordance with other provisions of this Agreement, this Agreement shall be in effect throughout the Term. As used herein, “Term” means the term of this Agreement, which shall commence on the Effective Date and continue until the expiration of Licensee’s obligations to make payments to Calliditas under Section 11 (Remuneration), unless terminated earlier in accordance with this Section 26. Upon the expiration of this Agreement by reason of the expiration of Licensee’s obligations to make payments to Calliditas under Section 11, the license and rights granted to Licensee hereunder shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable.

26.2A Party shall have the right to immediately terminate this Agreement by written notice to the other Party on occurrence of any of the following:

26.2.1If the other Party commits or permits any material or persistent breach of any of the terms of this Agreement which, (a) if curable, is not cured within [***] after written notice thereof is delivered to the breaching Party or [***] in the case of a failure to pay an amount due hereunder, or (b) in the case of a breach that cannot be cured within [***], within a reasonable period not exceeding [***] after written notice thereof is delivered to the breaching Party, so long as the breaching party is making a good faith effort to cure such breach; or

26.2.2If the other Party suspends payments (other than for disputed amounts), is placed in bankruptcy, enters into liquidation or corporate reorganization, commences composition negotiations with its creditors, or may otherwise be deemed to be insolvent.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

26.3Licensee may terminate this Agreement for convenience by written notice to Calliditas (a) at any time, with a notice period of at least [***], (b) with a notice period of [***], given within [***], or (c) with a notice period of [***], given within [***]. In connection with subparagraph (b) above, Calliditas shall provide to Licensee [***] promptly after their receipt by Calliditas. If Licensee does not intend to exercise its termination rights under subsection (c) above, it shall confirm to Calliditas by notice within such [***] that it will continue its clinical development program as soon as practicable.

26.4[***].

26.5A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

26.6Upon termination of this Agreement for any reason otherwise than expiry in accordance with Section 26.1, the Parties shall meet to discuss arrangements for an orderly transition (including a disposition of remaining inventories of Licensed Product) and, except as may otherwise be agreed by the Parties:

26.6.1Upon termination of this Agreement, other than a termination by Licensee under Section 26.2 (breach or insolvency of Calliditas):

26.6.1.1Licensee shall be entitled, for a period of [***] after the effective date of such termination and on its customary terms and conditions of sale, to sell, use, or otherwise dispose of (subject to payment of all amounts due under Section 11) any unsold or unused stocks of Licensed Product, provided that Licensee complies with all terms and conditions of this Agreement (and for that purpose the Agreement will remain in effect on a non-exclusive basis). This paragraph shall, however, not apply if Calliditas has terminated this Agreement pursuant to Section 26.2 or 26.4;

26.6.1.2Either upon the effective date of the termination in the event of a termination by Calliditas pursuant to Section 26.2 (breach or insolvency of Licensee) or Section 26.4 (patent challenge), or otherwise at the end of the [***] referred to above, Calliditas shall at its sole option and at Calliditas’ sole cost either (i) purchase from Licensee and make arrangements for the return, freight prepaid, of any remaining unsold or unused stocks of Licensed Product with any remaining shelf life at the cost paid by Licensee for such Licensed Product (such sales to Calliditas not included in Net Sales and not subject to payment under Section 11); or (ii) require Licensee to destroy any unused stocks of Licensed Product.

26.6.1.3Subject to Section 26.6.1.1 above, Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Technology, without limitation on Licensee’s use of Licensed Patents that no longer remain in force;

26.6.1.4Subject to Section 26.6.1.1 above, Licensee shall cancel, remove, or withdraw any registrations of the license granted to it and hereby grants Calliditas an irrevocable power of attorney to do so;

26.6.1.5Any sublicenses granted by Licensee shall terminate automatically unless otherwise agreed by Calliditas and the sublicensee;

26.6.1.6Each Party shall return to the other or, at the other Party’s request, destroy any documents or other materials that are in its possession or under its control and that contain the other Party’s Confidential Information; provided, however, that nothing in the foregoing shall require

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Licensee to return or destroy: (i) Arising Product IP; (ii) New Data; (iii) the Approvals; (iv) the Territory Dossier; (v) Regulatory Documentation; or (vi) such documents or other materials included in any of (i)-(v). For the avoidance of doubt, each of (i)-(vi) remains Licensee’s sole property except for (ii) (New Data) which is jointly owned. Each Party may retain one copy to the extent required by Applicable Laws, provided that the obligations of confidentiality in Section 24 above shall continue to apply for such retained copies;

26.6.1.7At Calliditas’ option, Licensee shall transfer to Calliditas [***], should Calliditas so request not later than the effective date of the termination, [***]. To the extent such transfer is not permitted under Applicable Laws, Licensee shall grant and cause to be granted, and hereby grants, to Calliditas an [***] right and license to access, use, and cross-reference the same for any purpose including [***]. Should Calliditas exercise its option to obtain a license to Licensee’s rights, title, and interest in and to Arising Product IP and New Data, Calliditas shall pay to Licensee a [***] royalty for the rights granted in this Section 26.6.1.7 with respect to Arising Product IP or New Data, such royalty to be determined by agreement of the Parties no later than [***] after the effective date of the termination or, in the absence of such an agreement, by an expert appointed for this purpose by the International Chamber of Commerce, at the request of either Party;

26.6.1.8At Calliditas’ option, Licensee will cooperate with Calliditas to transfer any ongoing clinical trials or post-approval studies for which it has responsibility hereunder in which patient dosing has commenced or, if such transfer is not reasonably practicable, Licensee shall use reasonable efforts to complete such trials (and then assign all related Regulatory Documentation and investigator and other agreements relating to such trials) on behalf of Calliditas; and

26.6.1.9Calliditas shall have an option to acquire the Trademark(s) (including any and all goodwill, acquired distinctiveness and/or use based rights that may arise in connection with Licensee’s use) against reasonable compensation mutually agreed between the Parties no later than [***] after the effective date of the termination or, in the absence of such an agreement, by an expert appointed for this purpose by the International Chamber of Commerce, at the request of either Party.

26.6.2Upon termination of this Agreement by Licensee under Section 26.2.1 (breach of Calliditas):

26.6.2.1Licensee shall be entitled, for a period of [***] days after the effective date of such termination and on its customary terms and conditions of sale, to sell, use, or otherwise dispose of (subject to payment of all amounts due under Section 11) any unsold or unused stocks of Licensed Product, provided that Licensee complies with all terms and conditions of this Agreement (and for that purpose the Agreement will remain in effect on a non-exclusive basis);

26.6.2.2Subject to Section 26.6.2.1 above, Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Technology, without limitation on Licensee’s use of Licensed Patents that no longer remain in force;

26.6.2.3Subject to Section 26.6.2.1 above, each Party shall cancel, remove, or withdraw any registrations of the license granted to it by the other and hereby grants the other Party an irrevocable power of attorney to do so;

26.6.2.4Without limitation on Section 26.6.2.6, any sublicenses granted by Licensee or by Calliditas hereunder shall terminate automatically unless otherwise agreed by Calliditas and the sublicensee;

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

26.6.2.5Each Party shall return to the other or, at the other Party’s request, destroy any documents or other materials that are in its possession or under its control and that contain the other Party’s Confidential Information; provided, however, that nothing in the foregoing shall require Licensee to return or destroy: (i) Arising Product IP; (ii) New Data; (iii) the Approvals; (iv) the Territory Dossier; (v) Regulatory Documentation; or (vi) such documents or other materials included in any of (i)-(v). For the avoidance of doubt, each of (i)-(vi) remains Licensee’s sole property except for (ii) (New Data) which is jointly owned. Each Party may retain one copy to the extent required by Applicable Laws, provided that the obligations of confidentiality in Section 24 above shall continue to apply for such retained copies;

26.6.2.6Calliditas’ rights under Section 14.3 (license to Arising Product IP), Section 15.1 (New Data), and Section 15.3 (New Data and Territory Dossier) shall terminate as to any such items developed or arising after the date on which a notice of termination is received by Calliditas, without limitation on the continued exercise by Calliditas and any permitted sublicensees of any rights that vested in Calliditas prior to such date.

26.6.2.7Expiration or termination of this Agreement for any reason shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein. Except as otherwise expressly set forth herein, termination of this Agreement in accordance with and fulfillment of all obligations set forth in this Section 26 shall not affect any other rights or remedies that may be available to a Party in law or equity, all remedies being cumulative and not exclusive.

26.6.3Upon termination of this Agreement by Licensee under Section 26.2.2 (insolvency of Calliditas), or if this Agreement is terminated by a third party (such as termination or rejection by a receiver or trustee, or by operation of law or judicial or administrative action or order):

26.6.3.1Calliditas agrees that Licensee, as exclusive licensee of certain rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. Calliditas further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Calliditas under the U.S. Bankruptcy Code or other Applicable Laws governing Calliditas, Licensee shall have the right to retain any and all rights and licenses granted to it hereunder, to the maximum extent permitted by Applicable Laws (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof) and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding, unless Calliditas (or its bankruptcy trustee) elects to assume this Agreement and continue to perform all of its obligations under this Agreement; and

26.6.3.2Calliditas shall grant and hereby grants Licensee a [***] license to use or otherwise exploit in the Field in the Territory in any way, either directly or indirectly, the Licensed Technology and Calliditas’ right, title, and interest in New Data, without limitation on Licensee’s use of Licensed Patents that no longer remain in force.

26.7In addition to the termination consequences set forth in Section 26.6, the following provisions will survive expiration or termination of this Agreement for any reason, unless explicitly provided otherwise: Article 2 (Definitions), Article 11 (Remuneration), Article 12 (Reports; Records; Audit), Article 13 (Payment Terms), Sections 14.1, 14.2, 14.3, 14.5, 14.6, 15.1, 15.3, 15.4, 17.2, 17.3, Article 22 (Indemnification; Liability), Article 23 (Insurance) (until the expiration of the last-to-expire lot of Licensed Product placed in market in the Territory by Licensee), Article 24 (Confidentiality), Article 25

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(Public Announcements; Use Of Names; Publication), Sections 26.6, 26.7, Article 28 (Miscellaneous), and Article 29 (Governing Law And Dispute Resolution) and any other obligations and rights which are intended to survive this Agreement (whether expressly or due to their context and content).

26.8If after the Effective Date Calliditas licenses technology from third parties that is included in the Licensed Technology, Calliditas will advise its licensor(s) of the existence of this Agreement and request that such licensor(s) (a) agree to copy Licensee on notices regarding any alleged breach of the license by Calliditas, and (b) grant to Licensee (i) the right for Licensee to cure any breach by Calliditas of the underlying license, should Calliditas fail timely to do so, or (ii) a direct license from such third-party licensor on commercially reasonable terms. Should Licensee elect to cure such breach, such cure shall be at Licensee’s cost.

27.	FORCE MAJEURE

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party, including but not limited to strikes, lock outs or labor disputes of any kind (whether relating to its own employees or others), fire, flood, explosion, natural catastrophe, pandemic or epidemic, military operations, blockade, sabotage, revolution, riot, civil commotion, war or civil war, acts of terror, plant breakdown, computer or other equipment failure and inability to obtain equipment, legislative measures or regulations promulgated by Governmental Authorities, delay in transportation or defects or delays in deliveries by sub-suppliers or similar event affecting the performance of a Party or its subcontractor. The Party affected by such circumstances shall promptly notify the other Party when such circumstances cause a delay or failure in performance and when they cease to do so, and shall take all commercially reasonable actions necessary to mitigate the effects of such circumstances. Nothing in this Section 27, however, shall excuse any late payment by Licensee of any amount(s) due under this Agreement.

28.	MISCELLANEOUS

28.1Assignment.

28.1.1Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except that either Party may assign this Agreement to (a) [***], or (b) a third party on Change of Control of such Party. [***], provided that (x) any such assignment, sale, or pledge shall be made subject to and without limitation on the obligations of Calliditas to Licensee hereunder and (y) Calliditas shall remain liable with any permitted Affiliate assignee for such assignee’s timely and complete performance of Calliditas’ obligations hereunder, subject to Section 28.1.3.

28.1.2For the avoidance of doubt, if Calliditas assigns this Agreement, it shall at the same time assign to the same assignee the Supply Agreements, if they have been entered into. In particular, in the event of a Qualifying Supply Failure, the assignee shall be subject to all of the terms and conditions of this Agreement relating thereto.

28.1.3Any assignee of Calliditas must undertake in writing towards Licensee to be bound by and perform the obligations of Calliditas under this Agreement. In addition, Calliditas shall remain liable for the timely and complete performance of any Affiliate assignee for performance by such Affiliate assignee hereunder until the first receipt of Approval of Licensed Product in the Field in the Territory.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

28.1.4Any assignment of the rights or obligations under this Agreement in violation of this Section 28.1 shall be null and void. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns. In the event of an assignment to an Affiliate, the assigning Party shall remain liable for the timely and complete performance of this Agreement by the Affiliate assignee.

28.2No waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

28.3Invalidity. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under Applicable Laws.

28.4Independent Contractors. Each Party is an independent contractor and neither Party has, nor shall have, any power, right or authorization to bind the other or to assume or create any obligations or responsibilities, express or implied, on behalf of the other or in the other’s name.

28.5Further Assurance. Each Party agrees to execute, acknowledge, and deliver such further certificates, documents, and instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

28.6Entire Agreement. This Agreement, the Supply Agreements, and the Pharmacovigilance Agreement represent the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the subject matter hereof, including the Confidentiality Agreement between the Parties dated October 15, 2021, and shall not be subject to any change or modification except by the execution of a written instrument duly signed by the Parties thereto.

28.7Counterparts. This Agreement may be executed simultaneously via facsimile or electronically via “PDF-file” and in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence execution of the Agreement by any such means.

28.8Notices. Any notice to be given under this Agreement shall be in writing and shall be sent to the address of the relevant Party set out at the head of this Agreement or to such other address as that Party may from time to time notify to the other Party in accordance with this Section 28.8. A copy of any notice to Calliditas shall be sent by email to contract.notification@calliditas.com.

29.	GOVERNING LAW AND DISPUTE RESOLUTION

29.1The validity, construction, and performance of this Agreement shall be governed by the laws of the State of New York, without regard to its choice of law principles.

29.2All disputes arising out of or in connection with the present contract or its negotiation or performance shall be referred to the respective Senior Executive of the Parties or their designees, for good faith negotiations attempting to resolve the dispute.

29.3Should the Senior Executives or their designees be unable to resolve such dispute within [***] after such dispute has first been referred to them, either Party may pursue any remedy available to

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

such party at law or in equity, subject to the terms and conditions of this Agreement. Each Party hereby irrevocably: (a) consents to submit itself in any suit, action or proceeding arising out of or related to this Agreement to the exclusive personal jurisdiction of the courts of the State of New York sitting in New York County, New York; (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any action arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than any such court. Notwithstanding the foregoing, any disputes related to the validity, scope or enforceability of any patents or patent applications or trademarks shall be submitted to the forum, including governmental agencies, with jurisdiction over the relevant intellectual property rights involved in the dispute.

29.4EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

29.5Nothing in this Section 29 precludes either Party’s right to seek interim relief or similar provisional measures in a court of competent jurisdiction, such as a temporary restraining order, preliminary injunction or other interim measure, if necessary to protect the interests of such Party.

Signature page follows.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

This Agreement has been executed in two (2) originals, of which the Parties have received one (1) each.

CALLIDITAS THERAPEUTICS AB (PUBL)

Name: Renee Aguiar-Lucander

Title: CEO

VIATRIS PHARMACEUTICALS JAPAN INC.

Name:

Title: CEO

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

APPENDIX 1

LICENSED PATENTS

Territory	Application No.	Application Date	Grant No.	Grant Date
[***]	[***]	[***]	[***]	[***]

APPENDIX 2

LICENSED PRODUCT

The formulation, which is a [***] capsule containing the active ingredient budesonide comprises two components:

-	enteric-coated capsules to deliver the active ingredient to the ileum (delayed release);
-	triple coated sustained-release beads containing the active ingredient, which are filled into the capsules.

[***].

APPENDIX 3

PRESS RELEASE

Press release begins on next page.

PRESS RELEASE

Stockholm, Sweden[***]

Calliditas Therapeutics Announces License Agreement with Viatris to register and commercialize specialty therapy for IgA Nephropathy in Japan

Calliditas announces that it has entered into an agreement with Viatris to bring Nefecon®, a specialty therapy focused on downregulating IgA1, to Japanese patients. The agreement, worth up to $100M in upfront and milestone payments, combines Calliditas’ specifically formulated drug candidate with Viatris’ development, marketing and sales expertise.

Stockholm, Sweden; [-] TBD 2022 – Calliditas Therapeutics AB (Nasdaq: CALT, Nasdaq Stockholm: CALTX) (“Calliditas”) announced tomo that they have entered into an exclusive license agreement with Viatris Pharmaceuticals Japan Inc., a subsidiary of Viatris Inc. (Nasdaq: VTRS) (“Viatris”), to register and commercialize Nefecon, a specialty drug recently approved in Europe and the US for the treatment of the chronic autoimmune kidney disease Immunoglobulin A Nephropathy (IgAN) in Japan.

Under the terms of the agreement, Calliditas is entitled receive an initial upfront payment of US$20M upon signing and up to an additional US$80M in pre-defined development and commercialization milestones. Viatris will also pay mid-teens percentage royalties on net sales.

IgAN, also known as Berger´s disease, is a rare and serious progressive autoimmune disease in which up to 50% of patients end up at risk of developing end stage renal disease and thus requiring dialysis or a kidney transplant.

“We are excited to be entering into this license agreement with Viatris, through its Global Healthcare Gateway®, to bring this IgAN therapy to patients in Japan, where there is a significant unmet medical need. We look forward to working in close collaboration to pursue a Japanese marketing authorization with the goal of bringing the first ever medication designed specifically to target the origin of the disease to Japanese IgAN patients as soon as possible,” said Renée Aguiar-Lucander, CEO of Calliditas.

Locust Walk acted as transaction advisor to Calliditas.

For further information, please contact:

Marie Galay, IR Manager, Calliditas

Tel.: +44 79 55 12 98 45, email: marie.galay@calliditas.com

The information in the press release is information that Calliditas is obliged to make public pursuant to the EU Market Abuse Regulation. The information was sent for publication, through the agency of the Calliditas contact person set out above, on October [-], 2022 at [-] a.m. CET.

About Calliditas

Calliditas Therapeutics is a commercial stage biopharma company based in Stockholm, Sweden focused on identifying, developing and commercializing novel treatments in orphan indications, with an initial focus on renal and hepatic diseases with significant unmet medical needs. Calliditas’ lead product, Nefecon, has been granted accelerated approval by the FDA under the trade name TARPEYO® and conditional marketing authorization by the European Commission under the trade name Kinpeygo®. Kinpeygo is being commercialized in the European Union Member States by Calliditas’ partner, STADA Arzneimittel AG. Additionally, Calliditas is conducting a Phase 2b/3 clinical trial in primary biliary cholangitis and a Phase 2 proof-of-concept trial in head and neck cancer with its NOX inhibitor product candidate, setanaxib. Calliditas’ common shares are listed on Nasdaq Stockholm (ticker: CALTX) and its American Depositary Shares are listed on the Nasdaq Global Select Market (ticker: CALT). Visit www.calliditas.com for further information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Calliditas’ strategy, business plans, regulatory submissions and focus, as well as Calliditas’ license agreement with Viatris, the parties’ plans with respect to registration and commercialization of the specialty therapy, the terms of the collaboration and the intended benefits therefrom, the regulatory pathway and interactions for Nefecon, including the pursuit of Japanese marketing authorization and timing thereof. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, any related to Calliditas’ business, operations, the conduct of Calliditas’ license agreement with Viatris, the potential for regulatory acceptance and the success and timeline of its regulatory marketing application in Japan, clinical trials, supply chain, strategy, goals and anticipated timelines, competition from other pharmaceutical companies, and other risks identified in the section entitled “Risk Factors” in Calliditas’ reports filed with the Securities and Exchange Commission. Calliditas cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Calliditas disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent Calliditas’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.